   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 7, 1999.
                                                   REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM S-1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                           --------------------------

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

             (Exact name of registrant as specified in its charter)

           MISSOURI                          5047                  37-1119387
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                        No.)

                        10100 J STREET, OMAHA, NE 68127
                                 (402) 331-4440

              (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                            LIONEL L. REILLY, D.V.M.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                     PROFESSIONAL VETERINARY PRODUCTS, LTD.
                        10100 J STREET, OMAHA, NE 68127
                                 (402) 331-4440

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           --------------------------

                          COPIES OF COMMUNICATIONS TO:

                            RICHARD E. PUTNAM, ESQ.
              Baird, Holm, McEachen, Pedersen, Hamann & Strasheim
                 1500 Woodmen Tower, Omaha, Nebraska 68102-2068
                                 (402) 636-8254

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                  PROPOSED MAXIMUM    PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                 AMOUNT TO         OFFERING PRICE        AGGREGATE           AMOUNT OF
        SECURITIES TO BE REGISTERED            BE REGISTERED         PER SHARE         OFFERING PRICE     REGISTRATION FEE
Common Stock...............................         500              $3,000.00           $1,500,000             $417

                           --------------------------

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED SEPTEMBER  , 1999
THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                   500 SHARES

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                                  COMMON STOCK

                                ---------------

  PROFESSIONAL VETERINARY PRODUCTS, LTD. IS OFFERING 500 SHARES OF ITS COMMON
                                     STOCK.

                             ---------------------

                 INVESTING IN THE COMMON STOCK INVOLVES RISKS.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

                              PRICE $3,000 A SHARE
                               ------------------

                                                                                         PRICE TO
                                                                                         QUALIFIED    PROCEEDS TO
                                                                                       SHAREHOLDERS*    COMPANY
                                                                                       -------------  ------------
Per Share............................................................................   $     3,000   $      3,000
Total................................................................................   $ 1,500,000   $  1,500,000

------------------------

* Ownership of common stock is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians). Each veterinarian shareholder is limited to ownership of one share of stock. There is no trading market for the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          , 1999

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          5
Forward-Looking Statements.....................          7
Use of Proceeds................................          7
Dividend Policy................................          7
Capitalization.................................          8
Dilution.......................................          8
Selected Financial Data........................          9
Management's Discussion and Analysis of
  Financial Condition and
  Results of Operations........................         10
Business.......................................         13

                                                   PAGE
                                                 ---------
Management.....................................         17
Principal Shareholders.........................         20
Description of Common Stock....................         20
Shares are not Eligible for Future Sale........         22
Subscription to Company Stock..................         22
Legal Matters..................................         22
Experts........................................         23
Additional Information.........................         23
Index to Financial Statements..................        F-1
Exhibit A1 (Instruction to Subscribers)........       A1-1
Exhibit A2 (Purchaser Questionnaire)...........       A2-1
Exhibit A3 (Subscription Agreement)............       A3-1

                               PROSPECTUS SUMMARY

    Professional Veterinary Products, Ltd. was organized as a Missouri corporation on August 2, 1982 with the sole purpose of acting as a wholesale buyer of pharmaceuticals, vaccines, supplies, equipment and other items related to the practice of veterinary medicine so that it might sell such items at a reduced cost to its shareholders.

    Ownership of stock in our Company is limited to licensed, practicing veterinarians (or businesses comprised of veterinarians such as a partnership or corporation). Each veterinarian shareholder is limited to ownership of one share of stock, which is purchased at the fixed price of $3,000. The share of stock may not be sold or transferred, except back to the Company at the same $3,000 price.

    Our business purpose has been to provide services and products to our veterinarian shareholders at competitive prices to assist them in being more competitive within their practice areas. As part of these cooperative efforts, we annually provide rebates to our shareholders based on their purchases of goods from the Company. Our shareholders place product orders with our offices in Omaha, Nebraska, which are filled from our warehouse facilities in Omaha and then promptly shipped to our customers. As a wholesaler, we acquire our products from original manufacturers of the products.

    We do not manufacture, relabel, or in any other manner alter packaged goods or products. We sell and distribute nearly 18,000 different items designed to meet nearly every veterinary practitioner's product needs. Both our shareholders' business and our business continues to change. Continual integration of the large food animal producers has changed the method of distribution of animal health products. We are experiencing increasing interest by companion animal veterinarians which has led to more shareholders in the metropolitan areas.

    We have never paid dividends on our stock, and we do not anticipate paying any dividends in the near future. We will use the funds from our sale of shares for working capital. There is no market for our shares.

    Our Board of Directors is comprised of eight veterinarian shareholders who are elected on staggered terms from eight geographic districts. Our Chief Executive Officer, Dr. Lionel L. Reilly, is also our President and answers directly to the Board of Directors. Dr. Reilly is not a shareholder of the Company.

    In 1996 the Company obtained a no-action letter from the Securities and Exchange Commission (SEC) permitting the sale of our shares without registration based on a number of factual representations concerning our company and common stock. In obtaining this SEC no-action letter, we confirmed that we would not deviate from our previous practice of selling our products primarily to shareholders, limiting any economic benefit received from sales to non-shareholders. While our efforts have continued to be focused on providing to our shareholders products at the lowest possible cost to them, we have determined that it will be beneficial to our shareholders to sell products not only to them, but also to non-shareholders. It is principally this change--the desired expansion of sales of products to non-shareholders which we believe will enhance the benefit of owning our shares--that requires SEC registration. However, even after this change, our shares will continue to have the following unique characteristics:

    - Our shares will continue to be sold for a fixed price of $3,000 per share.

    - Our shares will continue to be redeemed for a fixed price of $3,000 per share. Shareholders may only sell their shares back to the Company. They cannot sell shares to other persons or entities.

    - Only one class of stock will continue to be issued, and each shareholder is limited to ownership of one share of stock.

    - Shares will continue to be issued only to licensed individual veterinarians/veterinary clinics.

                                  THE OFFERING

Common Stock Offered                shares

Common Stock to be outstanding
  after the offering                1646 shares, based on 1,146 shares outstanding as of
                                    July 1, 1999.

Price per Share                     $3,000 per share, which is fixed in our Articles of
                                    Incorporation

Use of Proceeds                     For working capital and general corporate purposes. See
                                    "Use of Proceeds."

Dividend Policy                     We do not anticipate paying cash dividends in the
                                    foreseeable future. See "Dividend Policy."

                                  RISK FACTORS

    BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS.

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "COULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT.

FAILURE TO MANAGE GROWTH COULD IMPAIR OUR BUSINESS

    Our business has grown rapidly. Our sales increased from $62.6 million in fiscal 1995 to $90.6 million in 1998. During that same period we have significantly expanded our operations in the United States. Our number of employees increased by approximately 44 individuals during this period.

    It is difficult to manage this rapid growth, and our future success depends on our ability to implement and/or maintain:

-  Sales and marketing programs

-  Customer support programs

-  Operational and financial control systems

-  Recruitment and training of new personnel

- Technological support which equals or exceeds our competitors

Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. We expect that we will need to continue to improve our financial and managerial controls, reporting systems and procedures and to expand the training of our work force.

LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS

    Our future success depends to a significant extent on the skills, experience and efforts of company President and Chief Executive Officer Dr. Lionel Reilly and key members of his staff. The loss of any or all of these individuals could damage our business.

    In addition, our products and services are specialized in nature. In general only highly qualified and trained individuals have the necessary skills to market our products and provide our services. We face intense competition for the hiring of these professionals. Any failure on our part to hire, train and retain a sufficient number of qualified professionals would damage our business. We do not generally enter into employment agreements requiring these employees to continue in our employment for any period of time.

THERE IS NO MARKET FOR OUR STOCK AND THE VALUE OF THE STOCK WILL NOT INCREASE

    There has been no market for our common stock prior to this offering, and there will be no market after this offering. Sales are limited to licensed veterinarians/veterinary practices--our common stock will not be sold to anyone else. The price of each share is fixed at $3,000, as provided in our Articles of Incorporation. A share will not increase in value. If a shareholder wishes to redeem his/her share, the shareholder must sell it to the Company and will receive only $3,000. Shares may not be transferred or sold by a shareholder to anyone other than the Company.

IT IS UNLIKELY WE WILL PAY DIVIDENDS

    Some investors favor companies that pay dividends, particularly in market downturns. We have never declared or paid any cash dividends on our common stock, and, in fact, our Articles of Incorporation and Bylaws have in the past prohibited the payment of dividends. While the amendments to our Articles of Incorporation and Bylaws approved by the Company shareholders at the Company's 1999 annual meeting do allow the payment of dividends, we currently intend to retain any future earnings for funding growth of our business and therefore we do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

WE RELY ON STRATEGIC RELATIONSHIPS TO GENERATE REVENUE

    To be successful, we must establish and maintain strategic relationships with leaders in the manufacturing industry. This is critical to our success because we believe that these relationships will enable us to:

    - Extend the reach of our distribution and services to the various participants in the veterinary industry

    - Obtain specialized expertise

    - Generate revenue

    Entering into strategic relationships is complicated because some of our current and future partners may decide to compete with us. In addition, we may not be able to establish relationships with key participants in the veterinary distribution industry if we have established relationships with competitors of these key participants. Consequently, it is important that we are perceived as independent of any particular customer or partner.

    Most of our agreements with manufacturers run for one year. We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose access to certain of our products and lose a competitive advantage. Potential competitors could sell products from manufacturers that we fail to continue with and erode our market share.

PERFORMANCE OR SECURITY PROBLEMS WITH OUR SYSTEMS COULD DAMAGE OUR BUSINESS

    Our customer satisfaction and our business could be harmed if we or our suppliers experience any system delays, failures or loss of data. We currently process all our customer transactions and data at our facilities in Omaha, Nebraska. Although we have safeguards for emergencies, the occurrence of a major catastrophic event or other system failure at our Omaha facility could interrupt data processing or result in the loss of stored data.

WE FACE SIGNIFICANT COMPETITION

    The market for veterinary distribution services is intensely competitive, rapidly evolving and subject to rapid technological change. Some of our competitors have comparable product lines, technical experience and financial resources. These organizations may be better known and have more customers than us. We may be unable to compete successfully against these organizations.

    Many of our competitors have distribution strategies that directly compete with us. We have many competitors including:

    - Walco International

    - Lextron

    - J. A. Webster, Inc.

    - The Butler Company

In addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products.

CHANGES IN THE VETERINARY DISTRIBUTION INDUSTRY COULD ADVERSELY AFFECT OUR
  BUSINESS

    The veterinary distribution industry is subject to changing political, economic and regulatory influences. These factors affect our purchasing practices and operation of our business. Some of our competitors are consolidating to create integrated delivery systems with greater market presence. These competitors may try to use their market power to negotiate price reductions with the manufacturers. If we were forced to reduce our prices, our operating results would suffer. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater.

                           FORWARD-LOOKING STATEMENTS

    Some of the information in this prospectus including the above risk factors section, contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "project," and "continue" or similar words. You should read statements that contain these words carefully because they:

    - Discuss our future expectations

    - Contain projections of our future results of operations or of our financial condition

    - State other "forward-looking" information

    We believe it is important to communicate our expectations to our investors. However, there may be events in the future that we are not able to predict accurately or over which we have no control. The risk factors listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                                USE OF PROCEEDS

    The net proceeds from the sale of shares of common stock, after estimated
offering expenses, and assuming the sale of all shares, will be $      . We will
use the net proceeds from the sale of the common stock for general corporate purposes. These purposes may include paying costs/expenses associated with our new facility as well as general operating expenses including working capital. As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds to be received as shares are sold in this offering. Accordingly, our management will have broad discretion in the application of the net proceeds. Pending their application, the net proceeds may be invested in certificates of deposit or other short term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

    The Company shareholders approved Amended and Restated Articles of Incorporation and Bylaws at the Company's Annual Meeting held in August, 1999 to permit the Company to pay dividends. Any such payment of dividends would be solely in the discretion of the Board of Directors, and at this time, we do not anticipate that a dividend will be paid in the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of April 30, 1999 and as adjusted to reflect the sale of 500 shares of common stock we are offering and application of the estimated net proceeds from the offering. This table should be read in conjunction with our financial statements and notes thereto appearing elsewhere in this prospectus.

                                                                                            AT APRIL 30, 1999
                                                                                        --------------------------
                                                                                           ACTUAL     AS ADJUSTED
                                                                                        ------------  ------------
Short-term debt (including current portion of long term debt).........................  $    955,000  $    955,000
                                                                                        ------------  ------------
Long-term debt (excluding current portion)............................................  $          0  $          0

Stockholders' equity:
  Common stock, no par value per share
  Authorized 30,000 shares; 1,118 shares issued and outstanding; and         shares
    issued and outstanding adjusted...................................................  $  3,283,000  $  4,783,000
  Retained earnings...................................................................  $  1,410,772     1,410,772
                                                                                        ------------  ------------
  Total stockholders' equity..........................................................  $  4,696,772     6,193,772
                                                                                        ------------  ------------
  Total capitalization................................................................  $  5,651,772  $  7,148,772
                                                                                        ------------  ------------

                                    DILUTION

    The price for a share of Company common stock is set in our Articles of Incorporation at $3,000 per share, or such lesser amount as determined by the Board of Directors in its discretion. Therefore, unless the Board of Directors lowers the future price of common stock, an event which we do not currently anticipate occurring, the price will remain at $3,000 per share and there will be no dilution of existing shareholders' interests. The price for a share of common stock may not be increased without an amendment to our Articles of Incorporation.

                            SELECTED FINANCIAL DATA

    The following table presents selected financial data for the Company for each of the years in the five-year period ended July 31, 1998 and for the nine-month periods ended April 30, 1999 and 1998. The data set forth below as of, and for the nine-month periods ended April 30, 1999 and 1998 is unaudited and, in the opinion of Company management, reflects all adjustments considered necessary for a fair presentation of the results for such interim periods. The interim results are not necessarily indicative of results which may be expected for future periods, including the year ending July 31, 1999.

    The historical selected financial data set forth below for the five years ended July 31, 1998 are derived from the Company's Financial Statements included elsewhere in this prospectus and should be read in conjunction with those financial statements and notes thereto. These financial statements have been audited by Marvin E. Jewell & Co., P.C. independent public accountants, whose report with respect thereto appears elsewhere in this prospectus.

                                                                                                   NINE MONTHS ENDED
                                                        FISCAL YEARS                            ------------------------
                               ---------------------------------------------------------------   APRIL 30,    APRIL 30,
      STATED IN DOLLARS           1994         1995         1996         1997         1998         1998         1999
-----------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
STATEMENT OF DATA
Revenues.....................  $53,439,630  $63,536,749  $67,999,340  $80,938,835  $94,245,375  $70,722,129  $88,011,648
Cost of goods sold...........   50,352,152   59,038,665   62,103,482   73,701,533   85,261,574   63,633,830   80,404,318
Gross profit.................    3,087,478    4,498,084    5,895,858    7,237,302    8,983,801    7,088,299    7,607,330
Operating, general and
  administrative expenses....    2,974,477    4,392,557    5,794,348    7,077,385    8,725,912    5,477,266    6,775,297
Operating income.............      113,001      105,527      101,510      159,917      257,889    1,611,033      832,033
Other income.................       80,125      101,890      120,787      125,256      161,205      111,823      377,659
Other expenses...............      (47,286)    (105,631)    (148,291)    (208,407)    (244,111)    (204,085)    (223,178)
Income before income taxes...      145,840      101,786       74,006       76,766      174,983    1,518,771      986,514
Income taxes.................       51,496       39,132       28,469       30,736       73,440      599,546      395,232
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income...................  $    94,344  $    62,654  $    45,537  $    46,030  $   101,543  $   919,225  $   591,282
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Net income per share:
Basic earnings per share.....  $    145.37  $     76.40  $     50.30  $     47.65  $     96.89  $    901.20  $    528.87
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
                               -----------  -----------  -----------  -----------  -----------  -----------  -----------
Basic common shares
  outstanding used in the
  calculation................          649          820          906          966        1,048        1,020        1,118

SUPPLEMENTAL OPERATING DATA
Net cash provided by (used
  in) operating activities...  $    37,940  $  (409,507) $  (320,149) $  (647,441) $(2,115,978) $(1,077,414) $ 4,139,477
Net cash provided by (used
  in) investing activities...     (273,680)  (1,172,433)    (610,821)    (194,181)    (442,604)    (313,424)     317,897
Net cash provided by (used
  in) financing activities...      290,699    1,624,817      745,938      721,767    1,317,233    1,187,057   (2,115,032)

                                                                                                   NINE MONTHS ENDED
                                                        FISCAL YEARS                            ------------------------
                               ---------------------------------------------------------------   APRIL 30,    APRIL 30,
      STATED IN DOLLARS           1994         1995         1996         1997         1998         1998         1999
-----------------------------  -----------  -----------  -----------  -----------  -----------  -----------  -----------
BALANCE SHEET DATA
Working capital..............  $ 1,460,898  $ 2,119,581  $ 2,106,023  $ 2,456,944  $ 2,698,906  $ 3,459,324  $ 2,621,984
Total Assets.................    7,928,644   11,151,627   12,859,118   14,175,862   20,007,753   22,211,190   27,412,209
Total long-term
  obligations................      338,343    1,422,320    1,364,594    1,301,609    1,225,089    1,244,535
**Total short-term
  borrowings.................       51,044       52,907      557,726    1,062,985    3,285,273    2,148,394    1,048,850
Shareholder equity...........    2,437,726    3,013,380    3,316,917    3,542,947    3,891,490    4,625,172    4,693,772

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY FROM THOSE INDICATED IN SUCH FORWARD-LOOKING STATEMENTS. THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OUR OPERATIONS SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company was chartered on August 2, 1982 as a Missouri corporation. Since January 1, 1983 the Company has operated from various facilities in Omaha, Nebraska. The Company's fiscal year begins on August 1 and concludes on July 31 of the following year.

    The Company is one of the largest distributors of animal health products to veterinarians who practice food animal medicine in the United States. The Company was founded in 1982 by veterinarians whose primary interests were "food animal" related. The changing trends of veterinary medicine has resulted in a gradual shift toward the sale of more "companion animal" products.

    The Company's sales have increased from $62.6 million in fiscal year 1995 to $90.6 million in fiscal year 1998, and we expect this trend of increases in sales to continue. We will continue our strategy of supporting the food animal veterinarian with a broad range of products and value-added services. However, sales in the food animal sector are subject to very low margins. In view of the increasing maturity of the food animal market the Company must continue to look for future growth in the companion animal sector.

    Historically companion animal product related transactions have enjoyed higher margins than sales of food animal products. However, as competition increases in the companion animal sector it is likely that margins will begin to erode. We believe there is likely to be consolidation of the many small privately owned veterinary clinics, which will result in an increasing number of larger veterinary practice business units. As a result, the larger veterinary practices will have increased purchasing leverage and will negotiate for lower product costs which will reduce margins at the distribution level and impact Company revenue and net income.

    There are two major types of transactions that affect the flow of products to the Company's customers. Traditional "buy/sell" transactions account for over eighty percent of the Company's business. In this type of transaction the customer places an order with the Company, which is then picked, packed, shipped, invoiced to the customer, followed by payment from the customer to the Company. There are several product lines where the Company provides all transactional activities described above, except that the manufacturer retains title to the product.

    A second transaction model used by the Company is termed the "agency agreement". Under this approach, the Company receives orders for products from its customer. The Company transmits the order to the manufacturer who than picks, packs, ships, invoices and collects payment from the customer. The Company receives a commission payment for soliciting the order as well as other customer service activities. The Company's operating expenses associated with this type of sale may be lower than the traditional buy/sell transaction. Agency selling allows the manufacturer and the Company to immediately react to market conditions. This arrangement allows the manufacturer to establish and standardize price of its products in the market. This current information often is used by the Company and the various manufacturers to develop data based marketing programs.

    The mode of selling products to veterinarians is dictated by the manufacturer. There has been a recent slight shift away from agency agreements returning to the traditional buy/sell transactional business model.

    Product returns from our customers and to our suppliers occur in the ordinary course of business. The Company extends to its customers the same return of goods policies as extended to the Company by the various manufacturers. The Company does not believe its operations will be adversely impacted due to the return of products.

RESULTS OF OPERATIONS

    The following discussion is based on the historical results of operations for fiscal 1996, 1997 and 1998 and the nine months ended April 1998 and 1999.

FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales for the fiscal year ending July 31, 1997 increased by 18.8% or $12.3 million for the year. Sales for the 1997 fiscal year totaled $78.3 million compared to $66.0 million for the previous fiscal year. The growth was attributable to increased sales to existing veterinary shareholders and also the addition of new shareholders.

    During the year 60 veterinary practices became shareholders of the Company. On July 31, 1997 there were 966 shareholders of the Company.

    Gross profit increased by $1.3 million to $7.2 million compared to $5.9 million for the previous fiscal year. Gross profit as a percentage of total revenues was 9.0% in fiscal 1997 compared to 9.0% in fiscal 1996.

    Operating, general and administrative expenses increased by $1.3 million to $7.1 million in fiscal year 1997 compared to $5.8 million for the previous fiscal year. Such operating, general and administrative expenses as a percentage of total revenues fiscal 1997 were 8.7% vs. 8.8% in fiscal 1996.

FISCAL 1998 COMPARED WITH FISCAL 1997

    Net sales for the fiscal year ended July 31, 1998 increased by 15.7% or $12.3 million for the year. Sales for the 1998 fiscal year totaled $90.6 million compared to $78.3 for the previous fiscal year. The growth was attributable to increased sales to existing veterinary shareholders and also the addition new shareholders. During the year 82 veterinary practices became shareholders of the Company. On July 31, 1998 there were 1,048 shareholders of the Company.

    Gross profit increased by $1.8 million to $9.0 million compared to $7.2 million for the previous fiscal year. Gross profit as a percentage of total revenues was 9.5% in fiscal 1998 compared to 9.0% in fiscal 1997.

    Operating, general and administrative expenses increased by $1.6 million to $8.7 million in fiscal year 1998 compared to $7.1 million for the previous fiscal year. Such operating, general and administrative expenses as a percentage of total revenues fiscal 1998 was 9.3% vs. 8.7% in fiscal 1997.

NINE MONTHS ENDED APRIL 1999 COMPARED TO NINE MONTHS ENDED APRIL 1998

    Net sales for nine months ending April 30, 1999 increased by 25.4% or $17.3 million over the comparable nine-month period ended April 30, 1998. Sales totaled $85.6 million compared to $68.3 million for the previous nine months ending April 30, 1998. The growth was attributable to increased sales to existing veterinary shareholders and also the addition of new shareholders. During this period 70 veterinary practices became shareholders of the Company. On April 30, 1999 there were 1,118 shareholders of the Company.

    Gross profit increased by $500 thousand to $7.6 million for the nine-month period ended April 30, 1999, compared to $7.1 million for the nine-month period ended April 30, 1998. Gross profit as a percentage of total revenues was 8.6% for the nine-month period ended April 30, 1999, compared to 10.0% for the nine-month period ended April 30, 1998.

    Operating, general and administrative expenses increased by $1.3 million to $6.8 million for the nine-month period ended April 30, 1999, compared to $5.5 million for the nine-month period ended April 30, 1998. Such operating, general and administrative expenses as a percentage of total revenues nine months ending April 30, 1999 was 7.7% vs. 7.7% the previous nine months ending April 30, 1998.

LIQUIDITY AND CAPITAL RESOURCES

    Our capital requirements relate primarily to working capital and the expansion of our operations to accommodate sales growth. We maintain significant inventory levels to fulfill our operating commitment to our customers. Historically, we have financed our cash requirements primarily from short-term bank borrowings and cash from operations.

    Net cash used by operating activities of $320,149 in fiscal year ending July 1996 was primarily attributable to increases of $140,367 in accounts receivable and $1,535,369 in inventories. These were partially offset by an increase of $934,492 in accounts payable. For the fiscal year ending July 1997, net cash used by operating activities of $647,441 was primarily attributable to increases of $525,777 in accounts receivable and $1,207,904 in inventories. These were partially offset by an increase of $492,484 in accounts payable. Net cash used by operating activities of $2,115,978 in fiscal year ending July 1998 was primarily attributable to increases of $1,493,853 in accounts receivable and $4,473,791 in inventories. These were partially offset by an increase of $2,594,480 in accounts payable. For the nine months ending April 1999, net cash provided by operating activities of $4,139,477 was primarily attributable to an increase of $5,020,029 in accounts receivable and $1,523,450 in inventories. It was partially offset by an increase of $10,707,167 in accounts payable.

    Net cash used by investing activities of $610,821 in fiscal year ending July 1996 was primarily attributable to investments in property and equipment. Net cash used by investing activities of $194,181 in fiscal year ending July 1997 was primarily attributable to investments in property and equipment. In the fiscal year ending July 1998, net cash used by investing activities of $442,604 was primarily attributable to investments in property and equipment. Net cash provided by investing activities of $317,897 for nine months ending April 1999 was primarily attributable to the sale in property and equipment.

    Net cash provided by financing activities of $745,938 in fiscal year ending July 1996 was primarily attributable to increases of $500,000 in loan proceeds and $298,845 from net proceeds from issuance of common stock. In the fiscal year ending July 1997, net cash provided by financing activities of $721,767 was primarily attributable to increases of $500,000 in loan proceeds and $279,493 from net proceeds from issuance of common stock. Net cash provided by financing activities of $1,317,233 in fiscal year ending July 1998 was primarily attributable to increases of $1,035,913 in loan proceeds and $281,320 from net proceeds from issuance of common stock. For the nine months ending April 1999, net cash used by financing activities of $2,115,032 was primarily attributable to reduction of $2,351,657 in loan proceeds and an increase of $236,625 from net proceeds from issuance of common stock.

SEASONALITY IN OPERATING RESULTS

    The Company's quarterly sales and operating results have varied significantly in the past and will likely continue to do so in the future. Historically, our sales are seasonal with peak sales in the late spring and early fall. The cyclical nature is directly tied to the significant amount of business the Company does in the livestock sector. Product use cycles are directly related to certain medical procedures performed by veterinarians on livestock during the late spring and early fall.

    In the last few years the Company has been selling more companion animal related products. These products tend to have a seasonal nature which minimally overlaps the livestock business cycles. The net result is a reduction of the cyclical seasonal nature of the business. Minimizing the cyclical nature of the Company's business has allowed for more efficient utilization of all resources.

YEAR 2000

    In late 1995 the Company conducted an overall assessment of its computer systems, including Year 2000 readiness. Based on this assessment, the Company determined that the system was not Y2K compliant and was inadequate to support the projected growth of the Company. A consultant was hired to analyze the Company's operations and then assisted management to determine the software system which best suited its needs.

    The selected system became operational in late 1996. All aspects of the business are driven by this modern application system. The Company continually installs hardware and software updates and upgrades to the latest versions applicable. Certain licenses and registrations with expiration dates well into the next millennium have been accepted and are currently operational by the system.

    With respect to non-information technology systems, the Company has nearly completed the inventory and assessment of known embedded systems. The Company's telecommunications hardware and software system will be the latest technology when installed in the Company's new facility later in 1999. A new security system also will be installed.

    The Company has begun the process of initiating formal communications with significant vendors and customers to determine the extent to which the Company may be vulnerable to failure by any of these third parties to remedy their own Year 2000 Issues. The Company also relies upon governmental agencies, utility companies, telecommunication service companies and other service providers. If such governmental agencies or other third parties suffer a Year 2000 business disruption it could have a material adverse effect on the Company's results of operations or financial position.

                                    BUSINESS

    The Company is a leading wholesale distributor of animal health products to practicing veterinarians. We also offer a broad array of prescription, non-prescription and sundry items to assist veterinarians in their practice. The Company does not sell pet foods. A small quantity of feed additive type products are sold by the Company.

    The Company distributes approximately 18,000 different items including biologicals, pharmaceuticals, parasiticides, instruments and equipment. Routinely some 11,000 items are inventoried for immediate shipment. The balance of items are either drop-shipped from the manufacturer to the customer or are special order items.

    As of July 1, 1999, the Company had 1,146 shareholder veterinary clinics. These shareholders are principally located from the Rocky Mountains to the Atlantic Seaboard with some presence in the South. The following describes the ten states with the highest concentration of shareholders (with the number of shareholders in such state shown in parentheses): Missouri (140), Iowa (116), Illinois (112), Nebraska (104), Pennsylvania (101), Kansas (94), Minnesota (41), Kentucky (40), Ohio (39) and Indiana (36). No shareholder/customer represented more than 1% of the Company's total revenues during the past fiscal year.

    Due to the geographical location of the majority of its shareholders nearly 65% of the Company's gross sales are related to products used for the treatment and/or prevention of diseases in food animals. The balance of product sales are for the treatment and/or prevention of diseases in companion animals and equine.

    The Company primarily sells branded products as marketed by the major animal health manufacturers and suppliers. The Company does not currently private label any products, but would consider a private label product agreement if there was a decisive competitive advantage for doing such.

    The Company's business strategy is to be the leading supplier of animal health products to veterinary clinics by offering a complete assortment of items at competitive prices which are supported by superior levels of customer service. The Company believes that this strategy provides it with a competitive advantage by combining the broad product selection with everyday low prices and support from very efficient operations. The shareholder veterinary clinics are able to lower their product acquisition costs which both increases profitability and gives them a competitive market advantage.

    The Company has heavily invested in electronic information systems to maximize efficiencies. All phases of the transactional process are electronically driven. The Company believes this advanced electronic technology will assist in earlier adoption of electronic commerce through the internet by both its customers and suppliers.

VALUE-ADDED SERVICES

    The Company offers its customers and suppliers a comprehensive menu of value-added services. These services allow individual customers various selections based on their individual needs. The Company manages a database of all transactions so that its customers may maximize their participation in promotions frequently offered by suppliers. The customer is periodically apprised, either by phone or mailings, of their level of participation in these promotions. This promotional tracking service gives the customer the option to maximize their participation in a promotion which can ultimately increase their profitability and allow them to more effectively compete in certain markets.

    The Company has developed a multi-day inventory management and purchasing techniques seminar for its customers. This seminar is held at the Company's headquarters. The customer is trained to better use the Company's resources and also be increasingly efficient in managing their product and inventory activities.

    The Company has Electronic Data Interchange (EDI) capability which provides the supplier with product sales and movement. The supplier is able to monitor sales activities, advertising effectiveness and market trends in an efficient manner. The Company also assists the manufacturer in the design of effective promotions. The historical transactional database and the promotional tracking service are unique tools to assist the manufacturer in tailoring effective promotions.

REBATES TO SHAREHOLDERS

    The Company and its shareholders are in a contractual relationship evidenced in the Company's Articles of Incorporation which requires that all sales of Company products to Company shareholders be at no more than 5% over the cost of the Company as determined by the Company's certified public accountant. Based on this requirement, the Company's certified public accounting firm annually makes a determination of the Company's product costs. This valuation of product costs is then multiplied by 105% and compared to the Company's product sales. Amounts in excess of the 105% computation are overcharges which are then rebated back to shareholders by credit memo. Such rebates are made on a pro rata basis to shareholders, based on the aggregate amount of products purchased by each shareholder during the year for which the rebate is made. Rebates are included in the Company's financial statements and are netted against sales on the Company's income statement/balance sheet.

THE ANIMAL HEALTH INDUSTRY

    A recent survey by a national veterinary organization lists over 25,000 veterinary practices in the United States. There are some 43,000 veterinarians practicing in the various disciplines of veterinary medicine. This survey indicated nearly 71% of the veterinarians in private clinical practice predominately specialize in companion animal medicine.

    The U.S. animal health manufacturer sales of biologicals, pharmaceuticals, insecticides and other packaged goods was approximately $2.75 billion for 1998. This segment of business in which the Company participates is intended to meet the product and supply needs of the private clinical practice.

    Sundry items such as collars, leashes, cages, books, aquatic supplies and equine tack are primarily sold through retail pet supply outlets. These products typically are not purchased from veterinary practices. The Company makes a few of these items available, however annual sales are very minimal.

    Consolidation is a primary force reshaping the animal health industry. Sales by the top ten animal health product manufacturers account for over 75% of the U.S. market. At this time the top five U.S. animal health product companies have a market share that exceeds 50% of the total animal health business.

    Livestock production continues the consolidation trend that started a number of years ago. Agribusiness integrators continue to build larger livestock raising facilities. Improved management systems coupled with new preventative products have resulted in an ongoing reduction in food animal product sales for the past several years. There also has been a loss of market share in several key product groups due to generic competition. The generic products generally sell for lower prices which causes a pricing deflation in the market.

    The companion animal market is experiencing considerable growth. Several new therapeutic and preventative products have contributed to most of this increased sales volume. Nutraceuticals (nutritional pharmaceuticals) have an increasing presence in the companion animal market. During the past five years companion animal product sales have grown from 25% to 35% of the total U.S. market.

COMPETITION

    Distribution of animal health products is characterized by either "ethical" or "OTC" channels of product movement. Ethical distribution is defined as those sales of goods to licensed veterinarians for use in their professional practice. Many of these products are prescription and must only be sold to a licensed professional. OTC (over-the-counter) distribution is the movement of those goods to the animal owner or the end user of such products. Many of these products will also be purchased by the licensed veterinarian for professional use or for resale to their client.

    There are numerous ethical distribution companies operating in the same geographical regions as the Company and competition in this distribution industry is intense. Most of the competitors generally offer a similar range of products at prices often comparable to the Company's. The Company seeks to distinguish itself from its competitors by offering a higher level of customer service as well as having its principal customers also as its shareholders/owners. In addition to competition from other distributors, the Company also faces existing and potentially increased competition from manufacturers and suppliers who distribute some percentage of their products directly to veterinarians. Although the Company competes against direct sales by manufacturers and suppliers, it is often able to compete with such direct sales by adding new value-added services and pricing differentiation.

    The Company's customers, licensed practicing veterinarians, compete with the OTC distributors for the sale of products to the animal owner. Several large OTC distributors sell products directly to the large agribusiness integrator or the livestock owner. Pet food and supplies are sold by a highly fragmented industry which includes supermarkets, discount stores and other mass merchandisers, specialty pet stores, direct mail houses and veterinarians. The Company does not sell products directly to the animal owner and therefore does not compete with its customer for the sale of such product.

    The role of the animal health distributor has changed dramatically during the last decade. Successful distributors have shifted from a selling mentality to providing products and services in a consultative environment. Declining profit margins typify current financial trends. Currently there is an over capacity in the animal health distribution network, although there have been few animal health distributor mergers or acquisitions. We believe the Company must continue to add value to the distribution channel, and reduce the redundancies that exist, while removing unnecessary costs associated with product movement.

GOVERNMENT REGULATION

    Both state and federal government agencies regulate the distribution of certain animal health products. The Company is subject to regulation by the US Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration. Several State Boards of Pharmacy require the Company to be licensed in their state for the sale of animal health products with their jurisdiction. Each state (as well as certain cities and counties) requires the Company to collect sales taxes/use taxes on differing types of animal health products.

    The Company is subject to laws governing its relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

ENVIRONMENTAL CONSIDERATIONS

    The Company does not manufacture, re-label or in any way alter the composition or packaging of products. All products are distributed in compliance with the relevant rules and regulations as approved by various State and Federal Regulatory Agencies. The Company's distribution business practices create no or minimal impact on the environment.

EMPLOYEES

    As of June 1, 1999 the Company had 120 employees. We are not subject to any collective bargaining agreements and have not experienced any work stoppages. We consider our relationship with our employees to be good.

PROPERTIES

    The Company leases the distribution facility and the offices it currently occupies in Omaha, Nebraska. This property was purchased by the Company in 1991, with a large addition built in 1994. The Company sold this property in April 1999 and negotiated a short-term lease with the purchaser that expires December 31, 1999. The Company also leases a small offsite warehouse bay for the storage of products. This lease also expires late in 1999. The Company also stores some of its products at a public warehouse facility.

    The Company purchased 9.6 acres of land in a newly developed industrial subdivision in Omaha, Nebraska in September 1998 for the purpose of building a larger and more efficient distribution center. This new facility will contain nearly 100,000 square feet of open warehouse space and some 30,000 square feet of finished office area. In late 1999, the Company plans to move to the new facility, which will be encumbered by a deed of trust. The latest in technology is being incorporated into the design of the new facility to maximize distribution efficiencies.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

    The Company's day-to-day affairs are managed by its executive officers who are appointed by the Board of Directors for a one-year term. Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts. All Directors are practicing veterinarians, and are not eligible to continue on the Board beyond their initial three-year term, unless they have been off the Board for at least one year. Each Director, or the practice of which he is a member, owns one share of Company common stock.

    Each director's professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

    Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders.

NAME                                                  AGE                      POSITION                     DISTRICT        CLASS
------------------------------------------------      ---      -----------------------------------------  -------------     -----
Lionel L. Reilly, D.V.M.........................          56   President, CEO, non-voting Director

Neal B. Soderquist..............................          43   Controller

Eric R. Phillips................................          50   Director of Logistics and Product
                                                                 Management

Kenneth R. Liska, D.V.M.........................          55   Director                                             1        II

Wayne E. Rychnovsky, D.V.M......................          42   Director                                             2        II

Russ R. Weston, D.V.M...........................          49   Chairman, Director                                   3         I

Raymond C. Ebert II, D.V.M......................          53   Director                                             4        III

Michael L. Whitehair, D.V.M.....................          49   Director                                             5        III

Mark A. Basinger, D.V.M.........................          51   Director                                             6        II

Timothy P. Trayer, D.V.M........................          46   Secretary, Director                                  7         I

Fred G. Garrison, D.V.M.........................          54   Vice-Chairman, Director                              8        III

    Class I directors currently serve until the 2000 annual meeting of shareholders; Class II directors serve until the 2001 annual meeting of shareholders; and Class III directors serve until the 2002 annual meeting.

    The following map illustrates the geographic breakdown of the eight districts.

                                   [MAP]

    Lionel L. Reilly, D.V.M. has served as President and CEO of the Company since 1994. Prior to that he was Vice President, Business Operations and functioned as the CEO. He has been with the Company since 1983, shortly after its founding. Dr. Reilly spent several years as a military veterinarian, over five years in private clinical veterinary practice and five years in industry as a researcher and technical services veterinarian. He has a degree from Kansas Wesleyan University in Salina, Kansas. Dr. Reilly graduated in 1970 from the College of Veterinary Medicine, Kansas State University, Manhattan, Kansas.

    Neal B. Soderquist was appointed Controller in 1994. From 1989 to 1994 he served in that position as well as managed much of the human resources functions. For the previous 14 years Mr. Soderquist was controller/officer manager for Lincoln Lumber Co., Lincoln, NE. In 1975 he received an Associates Degree from Lincoln School of Commerce, Lincoln, Nebraska.

    Eric R. Phillips has served as Director of Logistics and Product Management of the Company since July, 1999. Prior to that he was the part owner of Olson Phillips Wassinger Financial Services, where he was responsible for insurance and mutual funds investments.

    Kenneth R. Liska, D.V.M., has served as a Director of the Company since 1997. He is the owner of a veterinary clinic located in Wayne, Nebraska. Dr. Liska received a Doctor of Veterinary Medicine degree from Iowa State University in 1969.

    Wayne E. Rychnovsky, D.V.M., has served as a Director of the Company since 1998. He is the owner of a three person veterinary practice in Southwest Iowa. Dr. Rychnovsky has a degree in Animal Science from Iowa State University. In 1978 he graduated with a Doctor of Veterinary Medicine degree, also from Iowa State University.

    Russ R. Weston, D.V.M., has served as Chairman since 1999 and has been a member of the Company's Board of Directors since 1997. He is the secretary-treasurer of a mixed animal veterinary clinic in Stephenson County, Illinois. Dr. Weston received a Doctor of Veterinary Medicine degree from Iowa State University in 1973.

    Raymond C. Ebert II, D.V.M., has served as a Director of the Company since 1999. He is the owner of an animal clinic located in Pleasant Hill, Missouri. Dr. Ebert received a Doctor of Veterinary Medicine degree from the University of Missouri in 1970.

    Michael L. Whitehair, D.V.M., has served as a Director of the Company since 1999. He is a partner of an animal hospital located in Abilene, Kansas. Dr. Whitehair received a Doctor of Veterinary Medicine degree from Kansas State University in 1974.

    Mark A. Basinger, D.V.M., has served as a Director of the Company since 1997. He is the owner of a veterinary clinic located in Ottawa, Ohio. Dr. Basinger has a degree in Agriculture from Ohio State University. In 1973 he graduated with a Doctor of Veterinary Medicine degree, also from Ohio State University.

    Timothy P. Trayer, D.V.M., has served as Secretary since 1998 and has been a member of the Company's Board of Directors since 1997. He is the founder and partner of a five person food animal practice located in Denver, Pennsylvania. Dr. Trayer has a degree in Biology Chemistry from Wilmington College and graduated in 1979 with a Doctor of Veterinary Medicine degree from Ohio State Veterinary College.

    Fred G. Garrison, D.V.M., has served as Vice-Chairman since 1999 and has been a Director of the Company since 1998. He is the president of a three person veterinary clinic located in Centreville, Virginia. Dr. Garrison received a degree in Animal Science from Pennsylvania State University. He graduated from Cornell University in 1971 with a Doctor of Veterinary Medicine degree.

    The Executive Committee, which makes recommendations to the Board concerning salaries and incentive compensation for our officers and employees, is comprised of Dr. Garrison, Dr. Liska and Dr. Weston.

COMPENSATION

    Directors are paid $500 per day for attendance at the Company's Mid-Year and Annual Meetings, and any specially-called Board meetings where attendance is required. In addition, Directors are reimbursed for their expenses, including meeting related travel and lodging at the meeting location. Directors are paid $750 annually for participation in Board teleconference meetings and $250 for attendance at each District meeting they attend. No other compensation is paid to Directors without further action by the Board.

    The following table represents the cash compensation paid by the Company to the named executive officer for the years 1996 through 1998 whose compensation from the Company exceeded $100,000 for these years.

                                                                               ANNUAL COMPENSATION
                                                                              ---------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                          YEAR       SALARY      BONUS    COMPENSATION(1)
-----------------------------------------------------------------  ---------  ----------  ---------  ----------------
Lionel L. Reilly.................................................       1998  $  186,000  $   8,300       20,200
  President and Chief Executive Officer and Non-Voting Director         1997     177,100          0       14,600
                                                                        1996     169,300     12,900       17,155

------------------------

(1) These amounts represent contributions by the Company to Dr. Reilly's 401(k) Plan and profit-sharing Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    As permitted by the Nebraska Business Corporation Act, the Company's Articles of Incorporation provide that no director will be personally liable to the Company or its shareholders for monetary damages for any action taken, or for any failure to take action as a director except for liability

    - for the amount of a financial benefit received by a director to which he or she is not entitled

    - for intentional infliction of harm on the Company or its shareholders

    - for a violation of Section 21-2096 of the Nebraska Business Corporation
      Act

    - for an intentional violation of criminal law

    The Company's Articles of Incorporation provide that the Company must indemnify its directors, officers, employee or agent to the fullest extent permitted by law. Generally under Nebraska law, a director or officer may be indemnified if that individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual's official capacity with the company, that the individual's conduct was in the company's best interests; (2) in all other cases, that the individual's conduct was at least not opposed to the company's best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual's conduct was unlawful.

    There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

                             PRINCIPAL SHAREHOLDERS

    The Company's Articles and Bylaws specifically provide that each shareholder is entitled to own only a single share of stock. Thus, there is no shareholder that has more than one share currently or will own more than one share in the future and no shareholder owns less than or a fractional portion of the single share. No single shareholder owns more than 5 percent of the outstanding common stock. Each director is also a holder of one share of stock. None of the executive officers are shareholders.

                          DESCRIPTION OF COMMON STOCK

    The Company has total authorized capital stock of 30,000 shares of common stock, with a par value of $1.00 per share. Our shareholders approved the change from no par value at the annual meeting held on August 20, 1999. As of July 1, 1999, 1146 shares of common stock were outstanding held by 1146 shareholders.

    The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board out of funds legally available therefor. The Company does not anticipate paying dividends on the common stock in the foreseeable future. See "Dividend Policy."

    In the event of a liquidation, dissolution or winding up of the Company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All shares of common stock are, and the share of common stock to be outstanding upon completion of this offering will be, fully paid and non-assessable. The Company does not have any preferred stock authorized, and has not issued any stock options, stock option plans, warrants, or other outstanding rights or entitlements to common stock.

    Our stock has several ownership restrictions. Under Article V of our Articles of Incorporation, unless otherwise approved by our Board of Directors, the Company can sell shares of stock only to: 1) individual licensed veterinarians; or 2) any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. Additionally, the Company may also sell shares to veterinary practices which are locally operated but owned by a non-local entity. No solo practitioner nor practice with multiple veterinarians may own more than one share and veterinarians involved in a multiple veterinary practice may not own stock if the practice itself already owns one share or if any of that veterinarian's fellow practitioners own a share.

    In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. The Company also has the option, for a period of six months after the due date of the debt, to repurchase its stock if a shareholder owes money to the Company and fails to make payments by the due date, at the price the shareholder paid for the stock.

    As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company's Articles and Bylaws, which permit a sale only back to the Company. The shareholder must give the Company written notice of the proposed sale and the Company will repurchase the share of stock within ninety (90) days of receiving such written notice, at a price of $3,000.00. The Company must also repurchase the share of stock in the event of the death of a shareholder, at the price the deceased shareholder paid for such share of stock.

    Our Board of Directors is composed of eight (8) shareholders who are elected for 3-year staggered terms from eight geographic districts. Each director's professional practice must be located in the district in which he or she is elected from at the time of the election. Under our Bylaws, our Board of Directors, at its discretion, and no more frequently than annually, may alter the boundaries of each geographic district to more accurately represent an equitable number of shareholders.

    Our Board of Directors is divided into three staggered classes of directors. The appropriate class of directors is elected at each annual meeting of our shareholders. Each director serves a three year term and cannot be re-elected unless that director has been off the Board for at least one year.

    Our Articles of Incorporation may be amended by the affirmative vote of more than 60% of the members of the Board of Directors unless either one of the following is applicable: 1) if half or more of the seats of the Board of Directors are vacant, then 75% or more affirmative vote of the remaining sitting members shall be required; or 2) the Nebraska Business Corporation Act requires otherwise. Under the Nebraska Business Corporation Act, the Board of Directors may adopt the following amendments without shareholder action: 1) to extend the duration of the Company; 2) to delete the names and addresses of the initial directors; 3) to delete the name and address of the initial registered agent or registered office; 4) to change each issued and unissued authorized share of an outstanding class into a greater number of whole shares if the Company has only shares of that class outstanding; 5) to change the Company name by substituting the word corporation, incorporated, company, or limited, or the abbreviation corp., inc., co., or ltd., for a similar word or abbreviation in the name, or by adding, deleting, or changing a geographical attribution for the name; or 6) to make any other change expressly permitted by the Nebraska Business Corporation Act to be made without shareholder action. Otherwise, an amendment must be approved by a majority of shareholder votes entitled to be cast unless the amendment would create dissenters' rights, in which case a two-thirds majority of the votes entitled to be cast on the amendment is required.

    Our Articles and Bylaws prevent a change in control of the Company, as they specifically provide that each shareholder is entitled to own only a single share of stock. Therefore, there is no shareholder that has more than one share or can own more than one share.

                    SHARES ARE NOT ELIGIBLE FOR FUTURE SALE

    As a shareholder you are not permitted to sell, assign, or otherwise transfer (including through any pledge or hypothecation) your share of stock except in compliance with the Company's Articles and Bylaws, which permit a sale only back to the Company. The shareholder must give the Company written notice of the proposed sale and the Company will repurchase the share of stock within ninety (90) days of receiving such written notice, at a price of $3,000.00. The Company must also repurchase the share of stock in the event of the death of a shareholder, at the price the deceased shareholder paid for such share of stock.

    In the event that a shareholder is no longer qualified to own the Company stock, the shareholder must sell the share of stock back to the Company, which will repurchase the share at the price paid by the shareholder for such share of stock. We also have the option, for a period of six months after the due date of the debt, to repurchase our stock if a shareholder owes money to us and fails to make payments by the due date, at the price the shareholder paid for the stock.

                         SUBSCRIPTION TO COMPANY STOCK

PLAN OF DISTRIBUTION

    The Company intends to offer the stock directly by the Company, and no underwriting fees, finder's fees or commissions will be paid in connection with such offers and sales.

METHOD OF SUBSCRIBING

    Subscription to the share of Company Common Stock offered hereby may be exercised by completing and signing the attached Subscription Agreement
(Exhibit A3) and related Exhibit A documents in accordance with the accompanying Instruction Packet (Exhibit A1) and this Prospectus, and mailing or delivering such Subscription Agreement and related documents together with payment to the Company as designated in the Instruction Packet.

    An investor may choose from three payment plans: (1) one payment for the full $3000 cost of the share; (2) three installments of $1000 each, with the second and third installments due thirty and sixty days after the first installment is paid; and (3) an initial payment of $500 with the $2500 balance paid on a 12 month installment payment schedule with 8% interest. Under the third payment plan, each month the Company will send an invoice to you reflecting the principal and interest of $217.43 due. Payment is due 10 days following the date of such invoice and the Company's stated finance charge is assessed for any payments received thereafter. There is no prepayment penalty.

    By executing and submitting the Subscription Agreement, each subscriber agrees to be bound by all the terms and conditions thereof.

    All Subscription Agreements are subject to acceptance by the Company and may be rejected by the Company in its sole discretion.

                                 LEGAL MATTERS

    The validity of the shares of common stock being offered by the Company will be passed upon for the Company by Baird, Holm, McEachen, Pedersen, Hamann & Strasheim, which has acted as counsel to the Company in connection with this offering.

                                    EXPERTS

    The financial statements of the Company as of July 31, 1997 and July 31, 1998 included in this prospectus have been audited by Marvin E. Jewell & Co., P.C. as stated in the report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto. For further information with respect to Professional Veterinary Products, Ltd. and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits thereto may be inspected without charge at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Commission upon the payment of the fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

    We intend to provide our shareholders with annual reports containing financial statements audited by an independent accounting firm and make available upon request quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

    You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is an offer to sell, or a solicitation of offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of common stock.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
INDEPENDENT AUDITOR'S REPORT...............................................................................        F-2

ACCOUNTANT'S COMPILATION REPORT............................................................................        F-3

Balance Sheets at April 30, 1999, July 31, 1998 and 1997...................................................        F-4

Statements of Income for nine months ended April 30, 1999 and 1998 and
  years ended July 31, 1998, 1997 and 1996.................................................................        F-5

Statements of Retained Earnings for nine months ended
  April 30, 1999 and 1998 and years ended July 31, 1998, 1997 and 1996.....................................        F-6

Statements of Cash Flows for the nine months ended
  April 30, 1999 and 1998 and years ended July 31, 1998, 1997 and 1996.....................................        F-7

Notes to Consolidated Financial Statements.................................................................        F-8

Schedule of Operating, General and Administrative Expenses.................................................       F-13

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Professional Veterinary Products, Ltd.
Omaha, Nebraska

    We have audited the accompanying balance sheets of Professional Veterinary Products, Ltd., a corporation, as of July 31, 1998 and 1997, and the related statements of income, retained earnings, cash flows and accompanying schedule for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Veterinary Products, Ltd. as of July 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          MARVIN E. JEWELL & CO., P.C.

Lincoln, Nebraska
September 24, 1998

                        ACCOUNTANT'S COMPILATION REPORT

Board of Directors
Professional Veterinary Products, Ltd.
Omaha, Nebraska

    We have compiled the accompanying balance sheets of Professional Veterinary Products, Ltd. as of April 30, 1999 and 1998, and the related statements of income, retained earnings, and cash flows for the nine months then ended, and accompanying schedule in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

    A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and schedule and, accordingly, we do not express an opinion or any other form of assurance on them.

                                By:       /s/ MARVIN E. JEWELL & CO., P.C.
                                     -----------------------------------------
                                            Marvin E. Jewell & Co., P.C.

Lincoln, Nebraska
June 4, 1999

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                                 BALANCE SHEETS

                                     ASSETS

                                                                          YEARS ENDED JULY 31,       NINE MONTHS
                                                                      ----------------------------      ENDED
                                                                          1998           1997         APRIL 30,
                                                                      -------------  -------------      1999
                                                                                                    -------------
                                                                                                     (UNAUDITED)
Current assets:
  Cash..............................................................  $          --  $     131,494  $   1,232,487
  Accounts receivable, trade, less allowance for doubtful accounts
    (0).............................................................      4,497,433      3,004,580      9,517,607
  Accounts receivable, stock........................................         78,334        112,654         52,709
  Accounts receivable, other........................................          9,000          8,000          8,855
  Inventory.........................................................     13,005,313      8,531,522     14,528,763
                                                                      -------------  -------------  -------------
      Total current assets..........................................     17,590,080     11,788,250     25,340,421
                                                                      -------------  -------------  -------------
Property and equipment..............................................      3,934,491      3,491,886      3,289,491
  Less accumulated depreciation.....................................      1,730,215      1,334,456      1,586,252
                                                                      -------------  -------------  -------------
                                                                          2,204,276      2,157,430      1,703,239
                                                                      -------------  -------------  -------------
Other assets:
  Organization expense less accumulated amortization $15,188 (1998),
    $54 (1997), $26,544 (1999)......................................        211,610             46        200,254
  Loan origination fee less accumulated amortization
    $6,463 (1998), $4,812 (1997), $333 (1999).......................          1,787          3,438         19,667
  Trademark, less accumulated amortization
    $222 (1999), $-0- (1998)........................................                                        4,778
  Investments.......................................................             --        226,698        143,850
                                                                      -------------  -------------  -------------
                                                                            213,397        230,182        368,549
                                                                      -------------  -------------  -------------
                                                                      $  20,007,753  $  14,175,862  $  27,412,209
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Bank overdraft....................................................  $   1,109,855             --  $          --
  Notes payable, bank...............................................      2,100,000      1,000,000        955,000
  Notes payable, other..............................................                                       93,850
  Current portion of long-term debt.................................         75,418         62,985             --
  Accounts payable, trade...........................................     10,440,227      7,845,747     21,147,394
  Accrued interest..................................................         17,140         11,880          7,031
  Accrued expenses..................................................        471,963         89,105        176,180
  Accrued wages.....................................................        383,402        171,727
  Accrued profit-sharing............................................        250,729        149,326
  Accrued income taxes..............................................         42,440            536        338,982
                                                                      -------------  -------------  -------------
      Total current liabilities.....................................     14,891,174      9,331,306     22,718,437
                                                                      -------------  -------------  -------------
Long-term debt......................................................      1,225,089      1,301,609             --
                                                                      -------------  -------------  -------------
Stockholders' equity:
  Common stock, no par value per share. Authorized 30,000 shares;
    issued and outstanding 1,048 shares (1998), 966 shares (1997),
    1,118 shares (1999).............................................      3,072,000      2,825,000      3,283,000
  Retained earnings.................................................        819,490        717,947      1,410,772
                                                                      -------------  -------------  -------------
                                                                          3,891,490      3,542,947      4,693,772
                                                                      -------------  -------------  -------------
                                                                      $  20,007,753  $  14,175,862  $  27,412,209
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

See accompanying notes to financial statements and independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                              STATEMENTS OF INCOME

                                               AMOUNT                         PERCENT
                                -------------------------------------  ----------------------
                                        YEARS ENDED JULY 31,            YEARS ENDED JULY 31,
                                -------------------------------------  ----------------------
                                   1998         1997         1996       1998    1997    1996
                                -----------  -----------  -----------  ------  ------  ------
Revenues:
  Net sales...................  $90,641,232  $78,335,182  $65,956,339   96.18   96.78   96.77
  Shipping....................       82,252       76,045       77,350     .09     .09     .09
  Commissions.................    1,778,811    1,278,033    1,145,519    1.89    1.58    1.58
  Sales promotion.............    1,699,626    1,214,982      771,132    1.80    1.50    1.51
  Annual meeting
    reimbursement.............       12,055       16,685       12,136     .01     .02     .02
  Miscellaneous...............       31,399       17,908       36,864     .03     .03     .03
                                -----------  -----------  -----------  ------  ------  ------
                                 94,245,375   80,938,835   67,999,340  100.00  100.00  100.00
                                -----------  -----------  -----------  ------  ------  ------

Cost of sales:
  Net purchases...............   86,689,358   74,140,723   62,650,224   91.98   91.60   91.58
  Freight out.................    1,974,411    1,589,930    1,244,041    2.09    1.96    1.97
  Less--Vendor rebates........   (3,402,195)  (2,029,120)   1,790,783   (3.60)  (2.51)  (2.51)
                                -----------  -----------  -----------  ------  ------  ------
                                 85,261,574   73,701,533   62,103,482   90.47   91.05   91.04
                                -----------  -----------  -----------  ------  ------  ------
      Gross profit............    8,983,801    7,237,302    5,895,858    9.53    8.95    8.96
Operating, general and
  administrative expenses
  (Schedule)..................    8,725,912    7,077,385    5,794,348    9.26    8.74    8.77
                                -----------  -----------  -----------  ------  ------  ------
      Operating income........      257,889      159,917      101,510     .27     .21     .19

Other income:
  Interest....................      161,205      125,256      120,787     .17     .15     .16
  Gain on sale of property and
    equipment.................
                                -----------  -----------  -----------  ------  ------  ------
                                -----------  -----------  -----------  ------  ------  ------
                                    419,094      285,173      222,297     .44     .36     .35
Other expenses--Interest......      244,111      208,407      148,291     .25     .26     .26
                                -----------  -----------  -----------  ------  ------  ------
      Income before income
        taxes.................      174,983       76,766       74,006     .19     .10     .09
Income taxes..................       73,440       30,736       28,469     .08     .04     .04
                                -----------  -----------  -----------  ------  ------  ------
      Net income..............  $   101,543  $    46,030  $    45,537     .11     .06     .05
                                -----------  -----------  -----------  ------  ------  ------
                                -----------  -----------  -----------  ------  ------  ------

                                         AMOUNT              PERCENT
                                ------------------------  --------------

                                      NINE MONTHS          NINE MONTHS
                                         ENDED                ENDED
                                       APRIL 30,            APRIL 30,
                                ------------------------  --------------
                                   1999         1998       1999    1998
                                -----------  -----------  ------  ------
Revenues:
  Net sales...................  $85,575,966  $68,252,153   97.23   96.51
  Shipping....................       97,420       60,533     .11     .09
  Commissions.................    1,250,157    1,097,550    1.42    1.55
  Sales promotion.............    1,049,187    1,292,723    1.19    1.83
  Annual meeting
    reimbursement.............       16,609          683     .02      --
  Miscellaneous...............       22,309       18,487     .03     .02
                                -----------  -----------  ------  ------
                                 88,011,648   70,722,129  100.00  100.00
                                -----------  -----------  ------  ------
Cost of sales:
  Net purchases...............   81,655,340   64,463,366   92.78   91.15
  Freight out.................    1,773,804    1,462,847    2.02    2.07
  Less--Vendor rebates........   (3,024,826)  (2,292,383)  (3.44)  (3.24)
                                -----------  -----------  ------  ------
                                 80,404,318   63,633,830   91.36   89.98
                                -----------  -----------  ------  ------
      Gross profit............    7,607,330    7,088,299    8.64   10.02
Operating, general and
  administrative expenses
  (Schedule)..................    6,775,297    5,477,266    7.70    7.74
                                -----------  -----------  ------  ------
      Operating income........      832,033    1,611,033     .94    2.28
Other income:
  Interest....................      140,447      111,823     .16     .16
  Gain on sale of property and
    equipment.................      237,212           --     .27      --
                                -----------  -----------  ------  ------
                                    377,659      111,823     .43     .16
                                -----------  -----------  ------  ------
                                  1,209,692    1,722,856    1.37    2.44
Other expenses--Interest......      223,178      204,085     .25     .29
                                -----------  -----------  ------  ------
      Income before income
        taxes.................      986,514    1,518,771    1.12    2.15
Income taxes..................      395,232      599,546     .45     .85
                                -----------  -----------  ------  ------
      Net income..............  $   591,282  $   919,225     .67    1.30
                                -----------  -----------  ------  ------
                                -----------  -----------  ------  ------

See accompanying notes to financial statements and independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                        STATEMENTS OF RETAINED EARNINGS


                                                                                        NINE MONTHS ENDED APRIL
                                                          YEARS ENDED JULY 31,                    30,
                                                   ----------------------------------  --------------------------
                                                      1998        1997        1996         1999          1998
                                                   ----------  ----------  ----------  ------------  ------------
                                                                                                     (UNAUDITED)
Balance at beginning of year.....................  $  717,947  $  671,917  $  626,380  $    819,490  $    717,947
Net income.......................................     101,543      46,030      45,537       591,282       919,225
                                                   ----------  ----------  ----------  ------------  ------------
Balance at end of year...........................  $  819,490  $  717,947  $  671,917  $  1,410,772  $  1,637,172
                                                   ----------  ----------  ----------  ------------  ------------
                                                   ----------  ----------  ----------  ------------  ------------

See accompanying notes to financial statements and independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                            STATEMENTS OF CASH FLOWS

                                                          YEARS ENDED JULY 31,
                                ------------------------------------------------------------------------
                                          1998                     1997                    1996
                                ------------------------  ----------------------  ----------------------
Cash flows from operating
  activities:
  Net income..................               $   101,543               $  46,030               $  45,537
  Adjustments for reconcile
    net income to net cash
    provided (used) by
    operating activities:
    Depreciation and
      amortization............  $   412,543               $   382,057             $   351,452
    Gain on sale of
      property................
    Adjustments for working
      capital changes:
      (Increase) decrease in:
        Receivables...........   (1,493,853)                 (525,777)               (140,367)
        Inventories...........   (4,473,791)               (1,207,904)             (1,535,369)
        Prepaid income
          taxes...............           --                     9,713                   1,737
      Increase (decrease) in:
        Accounts payable......    2,594,480                   492,484                 934,492
        Accrued expenses......      701,196                   155,420                  22,369
        Income taxes..........       41,904                       536                      --
                                -----------               -----------             -----------
          Total adjustments...                (2,217,521)               (693,471)               (365,686)
                                             -----------               ---------               ---------
          Net cash provided
            (used) by
            operating
            activities........                (2,115,978)               (647,441)               (320,149)

Cash flows from investing
  activities:
  Purchase of property and
    equipment.................     (442,604)                 (194,181)               (618,421)
  Purchase of trademark.......
  Sale (acquisition) of
    investments...............                                                          7,600
  Proceeds from sale of
    property..................
                                                                                  -----------
          Net cash provided
            (used) by
            investing
            activities........      (44,609)                 (194,171)                          (610,821)

Cash flows from financing
  activities:
  Loan proceeds...............    1,100,000                   500,000                 500,000
  Reduction of loans..........      (64,087)                  (57,726)                (52,907)
  Net proceeds from issuance
    of common stock...........      281,320                   279,493                 298,845
                                -----------               -----------             -----------
          Net cash provided
            (used) by
            financing
            activities........                 1,317,233                 721,767                 745,938
                                             -----------               ---------               ---------
Net increase (decrease) in
  cash........................                (1,241,349)               (119,855)               (185,032)
Cash (deficit) at beginning of
  year........................                   131,494                 251,349                 436,381
                                             -----------               ---------               ---------
Cash (deficit) at end of
  year........................               $(1,109,855)              $ 131,494               $ 251,349
                                             -----------               ---------               ---------
                                             -----------               ---------               ---------

Supplement disclosure of cash
  flow information:
  Interest paid...............               $   238,851               $ 207,919               $ 147,656
                                             -----------               ---------               ---------
                                             -----------               ---------               ---------
  Income taxes paid...........               $    31,536               $  20,487               $  27,332
                                             -----------               ---------               ---------
                                             -----------               ---------               ---------

                                           NINE MONTHS ENDED APRIL 30,
                                --------------------------------------------------
                                          1999                      1998
                                ------------------------  ------------------------
Cash flows from operating
  activities:
  Net income..................               $   591,282               $   919,225
  Adjustments for reconcile
    net income to net cash
    provided (used) by
    operating activities:
    Depreciation and
      amortization............  $   265,200               $   290,653
    Gain on sale of
      property................     (237,212)                       --
    Adjustments for working
      capital changes:
      (Increase) decrease in:
        Receivables...........   (5,020,029)               (4,252,533)
        Inventories...........   (1,523,450)               (3,959,527)
        Prepaid income
          taxes...............
      Increase (decrease) in:
        Accounts payable......   10,707,167                 5,590,144
        Accrued expenses......     (940,023)                 (241,136)
        Income taxes..........      296,542                   575,760
                                -----------               -----------
          Total adjustments...                 3,548,195                (1,996,639)
                                             -----------               -----------
          Net cash provided
            (used) by
            operating
            activities........                 4,139,477                (1,077,414)
Cash flows from investing
  activities:
  Purchase of property and
    equipment.................   (1,411,475)                 (313,424)
  Purchase of trademark.......       (5,000)                       --
  Sale (acquisition) of
    investments...............     (143,850)                       --
  Proceeds from sale of
    property..................    1,878,222                        --
                                -----------               -----------
          Net cash provided
            (used) by
            investing
            activities........                   317,897                  (313,424)
Cash flows from financing
  activities:
  Loan proceeds...............                                953,279
  Reduction of loans..........   (2,351,657)
  Net proceeds from issuance
    of common stock...........      236,625                   233,778
                                -----------               -----------
          Net cash provided
            (used) by
            financing
            activities........                (2,115,032)                1,187,057
                                             -----------               -----------
Net increase (decrease) in
  cash........................                 2,342,342                  (203,781)
Cash (deficit) at beginning of
  year........................                (1,109,855)                  131,494
                                             -----------               -----------
Cash (deficit) at end of
  year........................               $ 1,232,487               $   (72,287)
                                             -----------               -----------
                                             -----------               -----------
Supplement disclosure of cash
  flow information:
  Interest paid...............               $   233,287               $   189,421
                                             -----------               -----------
                                             -----------               -----------
  Income taxes paid...........               $    98,690               $    23,786
                                             -----------               -----------
                                             -----------               -----------

See accompanying notes to financial statements and independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

                         NOTES TO FINANCIAL STATEMENTS

          (INFORMATION WITH RESPECT TO JULY 31, 1998 (AUDITED) AND THE
                 NINE MONTHS ENDED APRIL 30, 1999 (UNAUDITED))

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    ORGANIZATION:

    Professional Veterinary Products, Ltd. was incorporated in the State of Missouri in 1982. The corporation was formed to buy, sell and warehouse pharmaceuticals and other veterinary related items. The purpose of the corporation is to act as a wholesale distributor primarily to shareholders. Shareholders are limited to the ownership of one share of stock and must be a licensed veterinarian or business entity comprised of licensed veterinarians.

    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    (A) BASIS OF ACCOUNTING:

    The corporation uses the accrual method of accounting for financial statement and income tax purposes.

    (B) CONCENTRATION OF CASH BALANCES:

    The Company's cash funds are located in a single financial institution. The amount on deposit at April 30, 1999 and 1998; and July 31, 1998 and 1997 exceeded the $100,000 federally insured limit.

    (C) ACCOUNTS RECEIVABLE:

    Management considers accounts receivable to be fully collectible, accordingly, no allowance for doubtful accounts is required.

    (D) INVENTORY:

    Inventory is valued at the lower of cost or market on the first-in, first-out basis.

    (E) PROPERTY AND EQUIPMENT AND DEPRECIATION:

    Property and equipment are stated at cost. For financial reporting purposes and income tax purposes, the company uses accelerated depreciation methods over the estimated useful lives of the assets.

    (F) CASH AND CASH EQUIVALENTS:

    The corporation considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

    (G) AMORTIZATION:

    Organizational costs are being amortized over sixty months on a straight-line basis.

    Financing costs are being amortized over the term of the notes on a straight-line basis. This amortization is included in interest expense in the income statement.

    The intangible costs are being amortized over fifteen years on a straight-line basis.

                       See independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

          (INFORMATION WITH RESPECT TO JULY 31, 1998 (AUDITED) AND THE
                 NINE MONTHS ENDED APRIL 30, 1999 (UNAUDITED))

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    (H) USE OF ESTIMATES:

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

    (I) INCOME TAXES:

    Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due. The amount of income taxes paid or payable for a year is determined by applying the provisions of the enacted tax law to the taxable income for that year.

(2) For the years ended July 31, the Company recognized liabilities for overcharges on sales in excess of an agreed to profit margin of 5% totaling $3,565,009 (1998), $2,390,451 (1997). For the nine months ended April 30, the
Company recognized liabilities for overcharges on sales in excess of an agreed to profit margin of 5% totaling $3,276,011 (1999), $1,595,888 (1998).

(3) PROPERTY AND EQUIPMENT:

    For the years ended July 31, 1998 and 1997:

                                                                           BOOK VALUE
                                                     ACCUMULATED   --------------------------
                                           COST      DEPRECIATION      1998          1997
                                       ------------  ------------  ------------  ------------
Land.................................  $     15,455  $         --  $     15,455  $     15,455
Buildings............................     1,942,904       258,960     1,683,944     1,546,381
Equipment............................     1,976,132     1,471,255       504,877       595,594
                                       ------------  ------------  ------------  ------------
                                       $  3,934,491  $  1,730,215  $  2,204,276  $  2,157,430
                                       ------------  ------------  ------------  ------------
                                       ------------  ------------  ------------  ------------

    For the nine months ended April 30, 1999 and 1998:

                                                                           BOOK VALUE
                                                     ACCUMULATED   --------------------------
                                           COST      DEPRECIATION      1999          1998
                                       ------------  ------------  ------------  ------------
Land.................................  $    953,780  $         --  $    953,780  $     15,455
Buildings............................       346,087            --       346,087     1,699,723
Equipment............................     1,989,624     1,586,252       403,372       477,617
                                       ------------  ------------  ------------  ------------
                                       $  3,289,491  $  1,586,252  $  1,703,239  $  2,192,795
                                       ------------  ------------  ------------  ------------
                                       ------------  ------------  ------------  ------------

                       See independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

          (INFORMATION WITH RESPECT TO JULY 31, 1998 (AUDITED) AND THE
                 NINE MONTHS ENDED APRIL 30, 1999 (UNAUDITED))

(4) LONG-TERM DEBT:

                                                        1998           1997
                                                    ------------   ------------
Note payable, bank, 8.25% interest................  $  1,300,507   $  1,364,594
  Less current portion due within one year........        75,418         62,985
                                                    ------------   ------------
                                                    $  1,225,089   $  1,301,609
                                                    ------------   ------------
                                                    ------------   ------------

    NOTE PAYABLE, BANK, 8.25% INTEREST:

    Monthly installments of principal and interest of $14,992 commencing February 1, 1995 with final installment and entire unpaid principal balance due on January 1, 2000. The loan may be prepaid with early redemption premiums of 3%, 2% and 1% in years two, three and four respectively. Principal payments of up to $150,000 will be accepted without prepayment penalty. Loan is collateralized by land and building.

    Total yearly payments of long-term debt are due as follows:

1999........................................................  $     75,418
2000........................................................     1,225,089
                                                              ------------
                                                              $  1,300,507
                                                              ------------
                                                              ------------

(5) COMMITMENTS AND CONTINGENT LIABILITIES--LEASES:

    On February 1, 1996, the company entered into a lease with Nebraska Leasing Services, Inc. for the purpose of leasing a vehicle. The lease minimum rentals are $431.36 per month for a term of 48 months with a final rental installment of $11,000. The lease expires February 1, 2000.

    On October 16, 1996, the company entered into a lease with IBM Credit Corporation for the purpose of leasing related computer hardware. The lease minimum rentals are $7,000 per month. The lease expires October 30, 1999.

    On July 28, 1997, the company entered into a lease with IBM Credit Corporation for the purpose of leasing related computer hardware. The lease minimum rentals are $6,541 per month. The lease expires July 30, 2002.

    February 4, 1998, the company entered into a lease with Nebraska Leasing Services, Inc. for the purpose of leasing a vehicle. The lease minimum rentals are $649.92 per month for a term of 36 months with a final rental installment of $19,500. The lease expires January 4, 2001.

    February 18, 1998, the company entered into a lease with Nebraska Leasing Services, Inc. for the purpose of leasing a truck. The lease minimum rentals are $451.13 per month for a term of 36 months with a final rental installment of $12,000. The lease expires January 18, 2001.

                       See independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

          (INFORMATION WITH RESPECT TO JULY 31, 1998 (AUDITED) AND THE
                 NINE MONTHS ENDED APRIL 30, 1999 (UNAUDITED))

(5) COMMITMENTS AND CONTINGENT LIABILITIES--LEASES: (CONTINUED)
    Minimum future obligations on operating leases in effect on July 31, 1998 are:

                                                 COMPUTER     VEHICLE     COMPUTER    VEHICLE     TRUCK
                                                 HARDWARE      LEASE      HARDWARE     LEASE      LEASE
                                                 EXPENSE      EXPENSE     EXPENSE     EXPENSE    EXPENSE
                                                ----------  -----------  ----------  ---------  ---------
Year ended July 31, 1999......................  $   84,000   $   5,176   $   78,492  $   7,799  $   5,414
Year ended July 31, 2000......................      21,000      13,588       78,492      7,799      5,414
Year ended July 31, 2001......................          --          --       78,492     23,399     14,707
Year ended July 31, 2002......................          --          --       78,492         --         --
                                                ----------  -----------  ----------  ---------  ---------
                                                $  105,000   $  18,764   $  313,968  $  38,997  $  25,535
                                                ----------  -----------  ----------  ---------  ---------
                                                ----------  -----------  ----------  ---------  ---------

    Minimum future obligations on operating leases in effect on April 30, 1999 are:

                                                VEHICLE     COMPUTER     VEHICLE     COMPUTER      TRUCK
                                                 LEASE      HARDWARE      LEASE      HARDWARE      LEASE
                                                EXPENSE      EXPENSE     EXPENSE      EXPENSE     EXPENSE
                                               ----------  -----------  ----------  -----------  ---------
Period ended April 30, 2000..................  $   14,882   $  42,000   $   78,492   $   7,799   $   5,414
Period ended April 30, 2001..................          --          --       78,492      25,348      16,060
Period ended April 30, 2002..................          --          --       78,492          --          --
Period ended April 30, 2003..................          --          --       19,623          --          --
                                               ----------  -----------  ----------  -----------  ---------
                                               $   14,882   $  42,000   $  255,099   $  33,147   $  21,474
                                               ----------  -----------  ----------  -----------  ---------
                                               ----------  -----------  ----------  -----------  ---------

(6) TRANSACTIONS BETWEEN BOARD OF DIRECTORS, KEY EMPLOYEES AND THE COMPANY:

    Professional Veterinary Products, Ltd. had sales to the Board of Directors and key employees for the year ended July 31, 1998 as follows:

Members of the Board of Directors.................  $  2,082,418
Key employees.....................................         2,636
                                                    ------------
                                                    $  2,085,054
                                                    ------------
                                                    ------------

    Professional Veterinary Products, Ltd. had sales to the Board of Directors and key employees for the period ended April 30 as follows:

                                                                        1999          1998
                                                                    ------------  ------------
Members of the Board of Directors.................................  $  2,012,101  $  1,562,374
Key employees.....................................................         4,143           939
                                                                    ------------  ------------
                                                                    $  2,016,244  $  1,563,313
                                                                    ------------  ------------
                                                                    ------------  ------------

                       See independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

          (INFORMATION WITH RESPECT TO JULY 31, 1998 (AUDITED) AND THE
                 NINE MONTHS ENDED APRIL 30, 1999 (UNAUDITED))

(7) PROFIT-SHARING AND 401-K RETIREMENT PLANS:

    The Company provides a non-contributory profit-sharing plan covering all full-time employees who qualify as to age and length of service. It has been the Company's policy to make contributions to the plan as provided annually by the Board of Directors. The total provision for the contribution to the plan was $250,728 for 1998 and $149,326 for 1997.

    The Company also provides a contributory 401-K retirement plan covering all full-time employees who qualify as to age and length of service. It is the Company's policy to match a maximum 10% employee contribution with a 3% contribution. The total provision to the plan was $67,942 for 1998 and $62,745 for 1997. The total provision to the plan was $68,052 and $50,479 for the period ended April 30, 1999 and 1998, respectively.

                       See independent auditor's report.

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

           SCHEDULE OF OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES

                                                                                                        PERCENT
                                                                PERCENT              AMOUNT          --------------
                                             AMOUNT          --------------  ----------------------
                                     ----------------------                                           NINE MONTHS
                                                              YEARS ENDED      NINE MONTHS ENDED      ENDED APRIL
                                      YEARS ENDED JULY 31,      JULY 31,           APRIL 30,              30,
                                     ----------------------  --------------  ----------------------  --------------
                                        1998        1997      1998    1997      1999        1998      1999    1998
                                     ----------  ----------  ------  ------  ----------  ----------  ------  ------
Salaries...........................  $4,107,946  $3,200,806    4.36    3.95  $2,977,840  $2,490,406    3.38    3.52
Directors' fees....................      30,750      25,000     .03     .03      34,250      30,750     .04     .04
Annual meeting.....................      39,582      43,994     .04     .05      44,939      36,617     .05     .05
Convention and seminars............      53,377      26,990     .07     .03      57,955      43,204     .07     .06
Insurance..........................     291,761     219,969     .30     .27     287,128     221,082     .33     .31
Life Insurance.....................      15,875      15,422     .02     .02      11,800      12,063     .01     .02
Office supplies and expense........     289,608     328,010     .30     .41     164,301     159,934     .19     .23
Operating supplies.................     545,764     431,840     .58     .53     590,376     390,815     .67     .55
Equipment rent.....................     192,541     168,989     .20     .21     172,068     144,790     .20     .20
Telephone..........................     155,783     176,354     .17     .22     164,935     120,899     .19     .17
Utilities..........................      49,743      51,861     .05     .06      38,031      37,145     .04     .05
Accounting fees....................      28,770      28,582     .03     .04      28,105      25,625     .03     .04
Legal fees.........................      46,524      51,409     .05     .06      43,063      31,959     .05     .05
Taxes, payroll.....................     261,996     234,126     .28     .29     234,210     179,016     .27     .25
Taxes, general.....................      46,748      37,823     .05     .05      43,366      26,526     .05     .04
Repairs and maintenance............     101,492      66,163     .11     .08     171,436      54,224     .19     .08
Depreciation.......................     395,758     380,389     .42     .48     251,509     278,059     .29     .39
Amortization.......................      15,134          --     .02      --      11,578      11,356     .01     .02
Contract labor.....................      44,903     201,494     .05     .25      11,451      29,201     .01     .04
Advertising........................       7,764       4,161     .01     .01       3,926       6,002      --     .01
Postage............................      35,447      40,117     .04     .05      37,257      30,287     .04     .04
Travel and promotion...............     272,043     237,749     .29     .29     264,843     209,087     .30     .30
Dues and subscriptions.............      19,456      19,984     .02     .02      22,469      16,072     .03     .02
Profit-sharing and pension
  contribution.....................     318,670     212,071     .34     .26      68,052      50,479     .08     .07
Sales promotion....................     936,201     411,938     .99     .51     619,297     528,073     .70     .75
Marketing services.................          --      59,020      --     .07
Equipment maintenance..............      45,559      42,251     .05     .05      31,753      30,288     .04     .04
Bad debts..........................          --      13,744      --     .02
Bank fees..........................     297,323     212,784     .32     .26     286,311     214,686     .33     .30
Miscellaneous......................      79,394     134,345     .07     .17     103,048      68,621     .11     .10
                                     ----------  ----------  ------  ------  ----------  ----------  ------  ------
                                     $8,725,912  $7,077,385    9.26    8.74  $6,775,297  $5,477,266    7.70    7.74
                                     ----------  ----------  ------  ------  ----------  ----------  ------  ------
                                     ----------  ----------  ------  ------  ----------  ----------  ------  ------

See accompanying notes to financial statements and independent auditor's report.

                                   EXHIBIT A1
                          INSTRUCTIONS TO SUBSCRIBERS

    Qualified persons wishing to subscribe for one share of Common Stock (the "Stock"), par value $1.00, of Professional Veterinary Products, Ltd. (the "Company") are required to complete the documents in this Subscription Booklet. PLEASE DO NOT REMOVE ANY OF THE DOCUMENTS. An additional copy of the documents in this Subscription Booklet is included with the Prospectus of the Company delivered to you.

    1. PURCHASER QUESTIONNAIRE. (Exhibit A2) Please provide all information requested on the Purchaser Questionnaire.

    2. SUBSCRIPTION AGREEMENT. (Exhibit A3) Please complete the Subscription Agreement in the following manner:

       a.  Complete the appropriate signature page.

       b. If the subscriber is a partnership, corporation, or other business entity the appropriate signature page and acknowledgment in the Subscription Agreement should be completed. Special procedures are required for execution and additional documentation may be required as set forth in the Subscription Agreement.

    3. DELIVERY INSTRUCTIONS. After you have completed the Purchaser Questionnaire and Subscription Agreement, please deliver or mail this entire Subscription Booklet to:

       Professional Veterinary Products, Ltd.
       10100 J Street
       Omaha, Nebraska 68127
       Attn: Jill Meehan

    If you have any questions concerning completion of the documentation, please call Jill Meehan at (402) 331-4440.

                                      A1-1

                                   EXHIBIT A2

                            PURCHASER QUESTIONNAIRE

1.  The Name of the Practice is: ______________________________________________.

2.  The Practice is a: ___ Sole Proprietorship; ___ Partnership; ___ Corporation

3.  If the Practice is a Sole Proprietorship, the Doctor's name is:  __________.

4.  If the Practice is a Partnership, the partners names are:  _________________
    ___________________________________________________________________________.

5. If the Practice is a Partnership, the managing partner with whom Professional Veterinary Products, Ltd. is to communicate: ________________.

6.  If the Practice if a Corporation, the President's name is:  _______________.

7. The mailing address of the Practice for correspondence and product delivery is:

             Practice name: _______________________________________
             Address: _____________________________________________
             City, State Zip Code: ________________________________
             Phone Number: ________________________________________
             Fax Number: __________________________________________
             Federal Employer I.D. Number: ________________________
               or Social Security Number: _________________________
             Please attach a copy of your Federal D.E.A.
             Certificate.

             Computer System: Hardware: _______________ Software: ______________
             Names of persons placing orders with PVPL: ________________________
             ___________________________________________________________________
             Names of veterinarians (other than partners listed above) in the practice:

             __________________________________________________________________.

8.  Bank name and address: _____________________________________________________

    Bank phone number: _________________________________________________________

    Contact person at the Bank: ________________________________________________

9. Exact name of Individual, Partnership, or Corporation to whom stock certificate is to be issued: __
    ___________________________________________________________________________.

                                      A2-1

                                   EXHIBIT A3

                             SUBSCRIPTION AGREEMENT

                     PROFESSIONAL VETERINARY PRODUCTS, LTD.

Professional Veterinary Products, Ltd.
10100 J Street
Omaha, Nebraska 68127

Ladies and Gentlemen:

    1. SUBSCRIPTION. Subject to acceptance by the Company, the undersigned hereby subscribes to purchase one share of Common Stock (the "Stock"), par value $1.00, indicated below in accordance with the terms of this Agreement, and the Prospectus of the Company dated ____________, 1999, relating to the Stock.

    THIS SUBSCRIPTION MAY BE REJECTED BY THE COMPANY IN ITS SOLE DISCRETION.

    2. REPRESENTATIONS AND WARRANTIES. The undersigned represents and warrants to the Company as follows:

        (a) The undersigned has received the Prospectus, and has carefully reviewed this Agreement, the Prospectus, and has relied on the information contained therein, including the information set forth under the caption "Risk Factors" in the Prospectus.
        (b) The undersigned is: ____________ an individual licensed veterinarian; or ____________ any lawful form of business entity established to deliver veterinary services and/or products in which all medical decisions are made by licensed veterinarians. (Please check appropriate status).

    3.  MISCELLANEOUS.

        (a) The undersigned agrees not to transfer or assign this Agreement, or any of the undersigned's interest herein, and further agrees that the transfer or assignment of the Stock acquired pursuant hereto shall be made only in accordance with the Articles of Incorporation and Bylaws of the Company and all applicable laws.

        (b) Notwithstanding any of the representations, warranties, acknowledgments, or agreements made herein by the undersigned, the undersigned does not thereby or in any other manner waive any rights granted to the undersigned under federal or state securities laws.

        (c) This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

        (d) This Agreement shall be enforced, governed, and construed in all respects in accordance with the laws of the State of Nebraska without regard to its conflicts of laws provisions.

        (e) Upon request from the Company, the undersigned agrees to provide such information and to execute and deliver such documents as reasonably may be necessary to comply with any and all laws and ordinances to which the Company is subject.

    4. SUBSCRIPTION AND METHOD OF PAYMENT. There are three payment plans from which to choose, please check the appropriate plan. The undersigned hereby subscribes for the Stock as follows:
    Plan 1: ____________ One payment for the full $3,000 cost of the share. Plan 2: ____________ Three installments of $1,000 each, with the second and third installments due thirty and sixty days after the first installment is paid.

                                      A3-1

    Plan 3: ____________ An initial payment of $500 with the $2,500 balance paid on a 12 month installment payment schedule with 8% interest. Each month the Company will send an invoice reflecting the principal and interest of $217.43 due. Payment is due 10 days following the date of such invoice and the Company's stated finance charge will be assessed for any payments received thereafter. There is no prepayment penalty.

    ALL SUBSCRIPTIONS ARE SUBJECT TO ACCEPTANCE BY THE COMPANY AND MAY BE REJECTED BY THE COMPANY IN ITS SOLE DISCRETION.

                                      A3-2

                               TYPE OF OWNERSHIP
                                  (Check One)

                 Individual (One signature required)
------------

                 Limited Liability Company
------------

                 Corporation
------------

                 Partnership
------------

                 Other--please designate below.
------------

                 ------------------------------------------------------------
                 Please print here the exact name (registration)
                 investor desires for Stock.

                                      A3-3

                                 SIGNATURE PAGE
                            FOR INDIVIDUAL INVESTORS

 -------------------------------------------------------------------------------

       Signature

 -------------------------------------------------------------------------------

       Social Security Number

 -------------------------------------------------------------------------------

       Print or Type Name

       Residence Address:

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

       Executed at:

 -------------------------------------------------------------------------------

       City

 -------------------------------------------------------------------------------

       State

       this
       ---------- day of
       ---------------------------,
       -----------.

                                   Mailing Address:

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

       SUBSCRIPTION ACCEPTED:
       PROFESSIONAL VETERINARY PRODUCTS, LTD.

       By:
       -----------------------------------------------
                Dr. Lionel L. Reilly, President

       Date:
       ---------------------------------------------

                                      A3-4

                                    SIGNATURE PAGE
             FOR PARTNERSHIP, CORPORATE OR OTHER BUSINESS ENTITY INVESTORS

       Name of partnership, corporation or other business entity (please print or type)

       By: ______________________________________________________________
                        (Signature of authorized agent)

       Title: ___________________________________________________________
       Taxpayer Identification No.: _____________________________________

       Address of Principal Partnership,
         Corporate or Business Office:

       ------------------------------------------------------------------
       ------------------------------------------------------------------
       ------------------------------------------------------------------
       ------------------------------------------------------------------

       Mailing Address, if different:

       ------------------------------------------------------------------
       ------------------------------------------------------------------
       ------------------------------------------------------------------
       ------------------------------------------------------------------

       Attention:

       ------------------------------------------------------------------
       Executed at ______________ effective this ____ day of ______________, ____.

SUBSCRIPTION ACCEPTED:
PROFESSIONAL VETERINARY PRODUCTS, LTD.

By:
----------------------------------------
         Dr. Lionel L. Reilly, President

Date:
--------------------------------------

                                      A3-5

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration
  fee.............................................  $   417.00
Legal fees and expenses...........................  $50,000.00
Blue Sky filing fees..............................  $17,000.00
Printing expenses.................................  $      ***
Miscellaneous expenses............................  $ 1,000.00
                                                    ----------
    Total.........................................  $      ***
                                                    ----------
                                                    ----------

    All of the above items except the registration fee are estimated.

------------------------

(***) Printing and Total Expenses to be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Directors, officers, employees and agents of Professional Veterinary Products, Ltd. (the "Company") may be entitled to benefit from the indemnification provisions contained in the Company's Articles of Incorporation and the Nebraska Business Corporation Act. The general effect of these provisions is summarized below:

    The Articles of Incorporation provide that to the extent permitted by law, the Company shall indemnify any director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative, including any action or suit by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise or as a trustee, officer, employee or agent of an employee benefit plan. Such indemnification shall be against expenses, including attorney fees, and except for actions by or in the right of the Company, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

    Generally under Nebraska law, any individual who is made a party to a proceeding because the individual is or was a director may be indemnified if the individual acted in good faith and had reasonable basis to believe that (1) in the case of conduct in the individual's official capacity with the Company, that the individual's conduct was in the Company's best interests; (2) in all other cases, that the individual's conduct was at least not opposed to the Company's best interest; and (3) regarding any criminal proceedings, the individual had no reasonable cause to believe the individual's conduct was unlawful. Nebraska law also extends such indemnification to officers of the Company and provides that the Company may advance expenses to a director or officer of the Company. Further, Nebraska law provides that neither a director or officer is liable for any action taken as a director or officer, or any failure to take any action, as long as the individual discharged his or her duties (1) in good faith, (2) with the care of an ordinarily prudent person in a like position would exercise under similar circumstances, and (3) in a manner the individual reasonably believes to be in the best interests of the Company.

    The Articles of Incorporation also provide that to the extent permitted by law, the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company against any liability asserted against such person while acting in such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability. Nebraska law provides that the Company may purchase and maintain insurance on behalf of an individual who is or was a director or officer of the Company, or who, while a director or officer of the Company, serves at the Company's request as a director, officer, member of a limited liability company, partner, trustee, employee, or agent of another domestic or foreign corporation, limited liability company, partnership, joint venture, trust, employee benefit plan, or other entity, against liability asserted against or incurred by that individual in that capacity or arising from the individual's status as a director or officer, whether or not the Company would have the power to indemnify or advance expenses under Nebraska law.

    The Articles of Incorporation provide that the indemnity provided for in the Articles of Incorporation shall not be deemed to be exclusive of any other rights to which those indemnified may be otherwise entitled, nor shall the provisions of the Articles of Incorporation be deemed to prohibit the Company from extending its indemnification to cover other persons or activities to the extent permitted by law or pursuant to any provisions in the Articles of Incorporation. Under the Nebraska Business Corporation Act, the Company may provide indemnification or advance expenses to a director or officer only as permitted under Nebraska law; however, the Company may, by a provision in its articles of incorporation or bylaws, or in a resolution adopted or a contract approved by its board of directors or shareholders, obligate itself in advance of the act or omission giving rise to a proceeding to provide indemnification or advance funds under Nebraska law.

    There is no pending litigation or proceeding involving a director, officer, employee or agent of the Company as to which indemnification is being sought. The Company is not aware of any other threatened litigation that may result in claims for indemnification by any director, officer, employee or agent.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    In 1996, the Company sought and received from the Securities and Exchange Commission a no-action letter, a copy of which is attached hereto as Exhibit
99.1. As reflected in the no-action letter, the SEC agreed to take a no-action position, that Company shares at that time did not have the characteristics of a security which needed to be registered. Among the factors leading to that conclusion were the fact that the Company has operated exclusively as a cooperative for its shareholder members. A shareholder has historically joined the Company so it could purchase goods at lower prices. With minor limitations, all sales of products were made to the shareholders. Therefore, there has been no economic benefit other than is received by the shareholders through purchase of lower priced products.

    Since 1996, the Company has been provided opportunities to sell products to persons or entities other than shareholders, but has been unable to do so because of the structure described above and the representations made to the Securities and Exchange Commission. It is now the Company's desire to sell such products to persons or entities other than shareholders and, as a result, has decided to register its shares. The following sales of Company common stock made by the Company within the past three years have been made in reliance upon, and in compliance with, the Company's SEC No-Action Letter.

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Sutton Vet Clinic, Sutton, NE.......................................           1      May-96  $    3000        $       0
Cntry Rd Vet Serv Bloomingdale, OH..................................           1      May-96  $    3000        $       0
Todd Cty Vet Clinic Clarissa, MN....................................           1      May-96  $    3000        $       0
Rugby Vet Serv, Rugby, ND...........................................           1      May-96  $    3000        $       0
Duluth Vet Hosp, Duluth, MN.........................................           1      May-96  $    3000        $       0
Ashley Vet Clinic, Ashley, ND.......................................           1      May-96  $    3000        $       0
Animal Med Ctr, Omaha, NE...........................................           1      May-96  $    3000        $       0
Bruns Animal Clinic, Versailles, OH.................................           1      May-96  $    3000        $       0
Town & Cntry An Hosp, Russell, KS...................................           1      May-96  $    3000        $       0
Liles Animal Clinic, Searcy, AR.....................................           1      May-96  $    3000        $       0
Scotland Vet Supply, Scotland, SD...................................           1      May-96  $    3000        $       0
Osage Vet Clinic, Bentonville, AR...................................           1      May-96  $    3000        $       0
Minster Vet Serv, Minster, OH.......................................           1      May-96  $    3000        $       0
Miami Vet Clinic, Paola, KS.........................................           1      May-96  $    3000        $       0
Fairview Vet Clinic, Lexington, NE..................................           1      May-96  $    3000        $       0
Howdershell A/C, Florissant, MO.....................................           1      May-96  $    3000        $       0
Northwest Vet Assoc. St Albans, VT..................................           1      May-96  $    3000        $       0
Heartland Equine, Dunbar, NE........................................           1      May-96  $    3000        $       0
Companion A/Vet, Norfolk, NE........................................           1      May-96  $    3000        $       0
Cow Country AC, Thedford, NE........................................           1      May-96  $    3000        $       0
Best Friends AH, St Roberts, MO.....................................           1      May-96  $    3000        $       0
Cresco VC, Cresco, IA...............................................           1      May-96  $    3000        $       0
Wester Vet Clinic, Thomson, GA......................................           1      May-96  $    3000        $       0
Hurst Animal Hosp, Springfield, IL..................................           1      May-96  $    3000        $       0
Hays Vet Hosp, Hays, KS.............................................           1      May-96  $    3000        $       0
Fairfield Equine Assoc, Monroe, CT..................................           1      May-96  $    3000        $       0
Creston Vet Clinic, Creston, IA.....................................           1      May-96  $    3000        $       0
Winchester Place Pet, Olathe, KS....................................           1      May-96  $    3000        $       0
Frank Walker/DBA Flickertail, ND....................................           1      Oct-96  $    3000        $       0
Animal Rescue, Maryld Line, MD......................................           1      Oct-96  $    3000        $       0
Randall Alger/DBA Alger Vet, OH.....................................           1      Oct-96  $    3000        $       0
ABC Squared Seville, OH.............................................           1      Oct-96  $    3000        $       0
Albia Animal Clinic Albia, IA.......................................           1      Oct-96  $    3000        $       0
Novak Vet Clinic Ottawa, IL.........................................           1      Oct-96  $    3000        $       0
Virgil Brown DBA Moulton Vet, OH....................................           1      Oct-96  $    3000        $       0
LaPorte City Vet, LaPorte City, IA..................................           1      Oct-96  $    3000        $       0
J Fallert DBA Ste Genevieve, MO.....................................           1      Oct-96  $    3000        $       0
Janssen Vet Clinic Sheridan, IN.....................................           1      Oct-96  $    3000        $       0
Bellevue Vet Clinic Bellevue, IA....................................           1      Oct-96  $    3000        $       0
James Pennington DBA, Starke, FL....................................           1      Oct-96  $    3000        $       0
Center Hill Vet Clinic Darlington, WI...............................           1      Oct-96  $    3000        $       0
Mountain Empire Johnson City, TN....................................           1      Oct-96  $    3000        $       0
Charles Guthrie DBA Animal, KY......................................           1      Oct-96  $    3000        $       0
Todd Price DBA NCent Vet, OH........................................           1      Oct-96  $    3000        $       0
Sophie O'Neill, Sioux Falls, SD.....................................           1      Oct-96  $    3000        $       0
Dr. Slaymaker, Chester Springs, PA..................................           1      Oct-96  $    3000        $       0
Hartselle Animal, Hartselle, AL.....................................           1      Oct-96  $    3000        $       0
Jernigan Vet, Council Grove, KS.....................................           1      Oct-96  $    3000        $       0
Anderson Vet Serv, Platteville, WI..................................           1      Oct-96  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Breda Lakeview, Breda, IA...........................................           1      Oct-96  $    3000        $       0
Animal Care Clinic, Greensboro, NC..................................           1      Oct-96  $    3000        $       0
Cordova Animal, Pensacola, FL.......................................           1      Oct-96  $    3000        $       0
Crawfordsville Vet, Crawfordsville, IA..............................           1      Oct-96  $    3000        $       0
Eastern Shore, Laurel, DE...........................................           1      Oct-96  $    3000        $       0
Fowlerville Vet, Fowlerville, MI....................................           1      Oct-96  $    3000        $       0
Freeport Vet Services, Freeport, MN.................................           1      Oct-96  $    3000        $       0
Norway Vet Clinic, Norway, IA.......................................           1      Oct-96  $    3000        $       0
Nelson Animal, Baldwyn, MS..........................................           1      Oct-96  $    3000        $       0
Niceville Animal, Niceville, FL.....................................           1      Oct-96  $    3000        $       0
Ulysses Vet Hosp, Ulysses, KS.......................................           1      Oct-96  $    3000        $       0
Union Hill Animal, Canton, GA.......................................           1      Oct-96  $    3000        $       0
Woodford Animal, Versailles, KY.....................................           1      Oct-96  $    3000        $       0
Southkent Vet, Caledonia, MI........................................           1      Oct-96  $    3000        $       0
Perry Creek Animal, Sioux City, IA..................................           1      Oct-96  $    3000        $       0
Parkwood Animal, Durham, NC.........................................           1      Oct-96  $    3000        $       0
Etowah Vet, Marietta, GA............................................           1      Oct-96  $    3000        $       0
Dr. James Raatz, Arlington, NE......................................           1      Nov-96  $    3000        $       0
Seneca Vet, Seneca, KS..............................................           1      Nov-96  $    3000        $       0
Kuhns Animal Clinic, Geneseo, IL....................................           1      Nov-96  $    3000        $       0
Countryside Vet Clinic, Oberlin, KS.................................           1      Nov-96  $    3000        $       0
Dr. Mary Mountain, Kansas City, MO..................................           1      Nov-96  $    3000        $       0
Dr. Gentry, DBA Beloit, Beloit, KS..................................           1      Nov-96  $    3000        $       0
MidRiver Vet, Chamberlain, SD.......................................           1      Nov-96  $    3000        $       0
Dr. Craig Ott, Stroudsburg, PA......................................           1      Nov-96  $    3000        $       0
Dr John Durling, Fort Scott, KS.....................................           1      Dec-96  $    3000        $       0
Garrison VS, Garrison, ND...........................................           1      Dec-96  $    3000        $       0
Gentle Care AH, Nixa, MO............................................           1      Dec-96  $    3000        $       0
Mid Dakota VS, Harvey, ND...........................................           1      Dec-96  $    3000        $       0
Tates Creek AH, Lexington, KY.......................................           1      Dec-96  $    3000        $       0
Crestwood VC, Crestwood, KY.........................................           1      Dec-96  $    3000        $       0
Manakin-Sabot VC, Manakin-S, VA.....................................           1      Dec-96  $    3000        $       0
Jasper Swine, Rensselaer, IN........................................           1      Dec-96  $    3000        $       0
Lost Mountain AH, Marietta, GA......................................           1      Dec-96  $    3000        $       0
Walker VC, Concordia, KS............................................           1      Dec-96  $    3000        $       0
Western Plains, Lakin, KS...........................................           1      Dec-96  $    3000        $       0
Lancaster VC, Lancaster, WI.........................................           1      Dec-96  $    3000        $       0
Lake Huron VC, Port Huron, MI.......................................           1      Dec-96  $    3000        $       0
Palmer VC, Palmer, NE...............................................           1      Dec-96  $    3000        $       0
Linda Barton, Blakeslee, PA.........................................           1      Dec-96  $    3000        $       0
Animal Care Ctr, Fort Scott, KS.....................................           1      Jan-97  $    3000        $       0
Boscobel VC, Boscobel, WI...........................................           1      Jan-97  $    3000        $       0
Dr Manchester-Hayes B-Raleigh, NC...................................           1      Jan-97  $    3000        $       0
Ryan Animal-Cayuga-Auburn, NY.......................................           1      Jan-97  $    3000        $       0
Winters Ctryside, Fairbury, NE......................................           1      Jan-97  $    3000        $       0
Dr Gillen-Lincoln AH, Lincoln, IL...................................           1      Jan-97  $    3000        $       0
Dr Cunningham-Walnut Grove, MO......................................           1      Jan-97  $    3000        $       0
Gammon Pet Clinic, Madison, WI......................................           1      Jan-97  $    3000        $       0
Dr Stewart Beckett, Glastonbury, CT.................................           1      Feb-97  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Dr Steve Wright, Millard Vet, Omaha, NE.............................           1      Mar-97  $    3000        $       0
Dr Tummons, Uniontown, PA...........................................           1      Mar-97  $    3000        $       0
Fairview Hospital, Decatur, IL......................................           1      Mar-97  $    3000        $       0
Independence AH, Independence, KS...................................           1      Mar-97  $    3000        $       0
County Animal, Coldwater, OH........................................           1      Mar-97  $    3000        $       0
Dr. P Cuddihee, Ashland, MO.........................................           1      Mar-97  $    3000        $       0
Swine Vet Serv., Zeeland, MI........................................           1      Mar-97  $    3000        $       0
Dr James Smart, Abilene, KS.........................................           1      Mar-97  $    3000        $       0
Hillside VC, Hays, KS...............................................           1      Mar-97  $    3000        $       0
Cape Ann Vet, Gloucester, MA........................................           1      Apr-97  $    3000        $       0
Danvers Animal, Danvers, MA.........................................           1      Apr-97  $    3000        $       0
Jefferson Cty AH, Waurika, OK.......................................           1      Apr-97  $    3000        $       0
Puget Island, Cathlamet, WA.........................................           1      Apr-97  $    3000        $       0
VMC, Worthington, MN................................................           1      Apr-97  $    3000        $       0
Oldham Cty Vet, Buckner, KY.........................................           1      May-97  $    3000        $       0
Clearview AH, Bloomfield, IA........................................           1      May-97  $    3000        $       0
Major AH, Watonga, OK...............................................           1      May-97  $    3000        $       0
An ER Clinic, Springfield, IL.......................................           1      May-97  $    3000        $       0
O'Neill VC, O'Neill, NE.............................................           1      May-97  $    3000        $       0
Westside AC, Spring Hill, FL........................................           1      May-97  $    3000        $       0
Schmitts AH, Grand Rapids, MI.......................................           1      May-97  $    3000        $       0
Dr Mary Uhl, Killbuck, OH...........................................           1      May-97  $    3000        $       0
Dr Patricia Rouff, Grover, MO.......................................           1      May-97  $    3000        $       0
James Holt Assoc. Coatesville, PA...................................           1      May-97  $    3000        $       0
Brownstown AH, Brownstown, PA.......................................           1      Jun-97  $    3000        $       0
Donald Fickey, Mayfield, KY.........................................           1      Jun-97  $    3000        $       0
Leigh Vet Clinic, Leigh, NE.........................................           1      Jun-97  $    3000        $       0
Midwest Vet Services, Oakland, NE...................................           1      Jun-97  $    3000        $       0
Dr David Gourley, Mt Grove, MO......................................           1      Jul-97  $    3000        $       0
Golden Valley AC, Clinton, MO.......................................           1      Jul-97  $    3000        $       0
Hilltop AC, Holton, KS..............................................           1      Jul-97  $    3000        $       0
Evergreen AH, Reading, PA...........................................           1      Jul-97  $    3000        $       0
Maplehurst Genetics, Keota, IA......................................           1      Jul-97  $    3000        $       0
Tri County Vet, Russiaville, IN.....................................           1      Jul-97  $    3000        $       0
Tri County Vet, Graham, NC..........................................           1      Jul-97  $    3000        $       0
Tri County Animal, W. Salem, OH.....................................           1      Jul-97  $    3000        $       0
Macon Vet Clinic, Macon, MO.........................................           1      Aug-97  $    3000        $       0
Eastview An Hosp, Ottumwa, IA.......................................           1      Aug-97  $    3000        $       0
East Central, Mora, MN..............................................           1      Aug-97  $    3000        $       0
Johnson Cty An Warrensburg, MO......................................           1      Aug-97  $    3000        $       0
Richman Animal, Richmond Hts, OH....................................           1      Aug-97  $    3000        $       0
Silver Maple, Kutztown, PA..........................................           1      Aug-97  $    3000        $       0
Apley Vet Clinic, Larned, KS........................................           1      Aug-97  $    3000        $       0
Animal Med Ctr, Hartley, IA.........................................           1      Sep-97  $    3000        $       0
Starks Vet, Cherokee, OK............................................           1      Sep-97  $    3000        $       0
Dr Brian Schantz, Laurel, NE........................................           1      Sep-97  $    3000        $       0
Odell Vet Clinic, Marshall, MO......................................           1      Oct-97  $    3000        $       0
Vet Spec of Omaha, Omaha, NE........................................           1      Oct-97  $    3000        $       0
Pinkerton AH, Minot, ND.............................................           1      Oct-97  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Sassafras Equine, Rogersville, MO...................................           1      Oct-97  $    3000        $       0
Dr W.R. Sumrall, Henderson, TN......................................           1      Nov-97  $    3000        $       0
Belton Animal Clinic, Belton, MO....................................           1      Nov-97  $    3000        $       0
Dr Jack Gochenour, Mo Valley, IA....................................           1      Nov-97  $    3000        $       0
Stockmans Vet Hosp, Elk City, OK....................................           1      Nov-97  $    3000        $       0
Town & Country VC, Marietta, GA.....................................           1      Nov-97  $    3000        $       0
Douglas County AH, Douglasville, GA.................................           1      Nov-97  $    3000        $       0
Ani Amour Vet Med, Lovejoy, GA......................................           1      Nov-97  $    3000        $       0
Loving Hands Ani Cl, Roswell, GA....................................           1      Nov-97  $    3000        $       0
Dr. Val Frazier, Roswell, GA........................................           1      Nov-97  $    3000        $       0
Coweta Vet Assoc., Newnan, GA.......................................           1      Nov-97  $    3000        $       0
North Cobb Ani Cl, Kennesaw, GA.....................................           1      Nov-97  $    3000        $       0
Lake Harbin AH, Morrow, GA..........................................           1      Nov-97  $    3000        $       0
Sprayberry AH, Marietta, GA.........................................           1      Nov-97  $    3000        $       0
Dr Rod Hardee, Alpharetta, GA.......................................           1      Nov-97  $    3000        $       0
Arcadia AH, Arcadia, FL.............................................           1      Nov-97  $    3000        $       0
Jana Vet Corp, Lilburn, GA..........................................           1      Nov-97  $    3000        $       0
T Heirigs Twin Lakes, Madison, SD...................................           1      Dec-97  $    3000        $       0
Prof Vet Services, Scott City, KS...................................           1      Dec-97  $    3000        $       0
Belle Isle Ani Cl, Atlanta, GA......................................           1      Dec-97  $    3000        $       0
C Dean Bertholf, Anthony, KS........................................           1      Dec-97  $    3000        $       0
Paul Tharp, Lee's Summit, MO........................................           1      Dec-97  $    3000        $       0
Wade Bullock, Williston, FL.........................................           1      Dec-97  $    3000        $       0
Marceline VC, Marceline, MO.........................................           1      Dec-97  $    3000        $       0
TJ Vogelweid, Moberly, MO...........................................           1      Dec-97  $    3000        $       0
Max/Frances Mann, Quinter, KS.......................................           1      Dec-97  $    3000        $       0
A-4 Animal Hospital, Lincoln, NE....................................           1      Dec-97  $    3000        $       0
Gentle Doctor AH, Brookings, SD.....................................           1      Dec-97  $    3000        $       0
Berryville VC, Berryville, AR.......................................           1      Jan-98  $    3000        $       0
A Evans/Boone County, Harrison, AR..................................           1      Jan-98  $    3000        $       0
Butler Vet Assoc, Butler, PA........................................           1      Jan-98  $    3000        $       0
J Bonham/Clinton AH, Clinton, OK....................................           1      Jan-98  $    3000        $       0
J Droese/Conneaut AH, Conneaut, OH..................................           1      Jan-98  $    3000        $       0
D Carder/Hoyt Ani, Hoyt, KS.........................................           1      Jan-98  $    3000        $       0
Stoney Creek, Farmland, IN..........................................           1      Jan-98  $    3000        $       0
Volga VC, Volga, SD.................................................           1      Feb-98  $    3000        $       0
Baldwin Hilltop AHC, Baldwin C, KS..................................           1      Feb-98  $    3000        $       0
Byergo/Countryside AH, Nevada, MO...................................           1      Feb-98  $    3000        $       0
Big Valley AH, Reedsville, PA.......................................           1      Feb-98  $    3000        $       0
Karrenbrock VC, Okarche, OK.........................................           1      Mar-98  $    3000        $       0
Ani Emergency Clinic, Cary, NC......................................           1      Mar-98  $    3000        $       0
Hyannis VS, Hyannis, NE.............................................           1      Mar-98  $    3000        $       0
Dr Woodward, Richmond, IN...........................................           1      Mar-98  $    3000        $       0
Companion AH, Fort Calhoun, NE......................................           1      Mar-98  $    3000        $       0
Dr Wakefield, Lewisburg, TN.........................................           1      Mar-98  $    3000        $       0
Postville VC, Postville, IA.........................................           1      Mar-98  $    3000        $       0
Animal Med Care, Brookings, SD......................................           1      Apr-98  $    3000        $       0
Frog Creek VC, Waverly, KS..........................................           1      Apr-98  $    3000        $       0
Greentown AH, Greentown, IN.........................................           1      Apr-98  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Guthrie County VS, Guthrie C, IA....................................           1      Apr-98  $    3000        $       0
Reston-Great Flls VC, Vienna, VA....................................           1      Apr-98  $    3000        $       0
No Platte VC, No Platte, NE.........................................           1      Apr-98  $    3000        $       0
Pallone VH, Rose Bud, AR............................................           1      Apr-98  $    3000        $       0
Quail Valley VC, Jefferson City, MO.................................           1      Apr-98  $    3000        $       0
Rushville VC, Rushville, NE.........................................           1      Apr-98  $    3000        $       0
Tri-County VS, Tompkinsville, KY....................................           1      Apr-98  $    3000        $       0
Vilonia AC, Vilonia, AR.............................................           1      Apr-98  $    3000        $       0
Oakwood VS, Colona, IL..............................................           1      Apr-98  $    3000        $       0
AgriMed VC, Palmyra, MO.............................................           1      May-98  $    3000        $       0
Schweikhardt/Buck Crk, Knightstwn, IN...............................           1      May-98  $    3000        $       0
Greenwood VH, Durham, NC............................................           1      May-98  $    3000        $       0
Hebron VC, Hebron, ND...............................................           1      May-98  $    3000        $       0
Honey Creek VH, Trenton, MO.........................................           1      May-98  $    3000        $       0
Meriden AH, Meriden, KS.............................................           1      May-98  $    3000        $       0
Brent Hall/RaphineAC, Raphine, VA...................................           1      May-98  $    3000        $       0
Steve Rumsey/So71VC, Willmar, MN....................................           1      May-98  $    3000        $       0
Twin Rivers VC, Columbus, NE........................................           1      May-98  $    3000        $       0
JH DBA Hackett AC, Manchester, TN...................................           1      Jun-98  $    3000        $       0
Tri-County VS, Bland, MO............................................           1      Jun-98  $    3000        $       0
JB DBA Soda Springs AC, Soda Springs, ID............................           1      Jun-98  $    3000        $       0
JM DBA Pickrell VC, Pickrell, NE....................................           1      Jun-98  $    3000        $       0
TS DBA Strathman VS, Rockford, IL...................................           1      Jun-98  $    3000        $       0
Cannon Valley VC, Northfield, MN....................................           1      Jun-98  $    3000        $       0
WF DBA Ferrell VC Hennessey, OK.....................................           1      Jun-98  $    3000        $       0
Sylvania VH, Sylvania, OH...........................................           1      Jun-98  $    3000        $       0
CM DBA AFB VS, Richmond, UT.........................................           1      Jun-98  $    3000        $       0
Wyoming VS, Wyoming, IA.............................................           1      Jun-98  $    3000        $       0
JH DBA B B VH, Warrensburg, MO......................................           1      Jun-98  $    3000        $       0
Roger Swenson, Blair, NE............................................           1      Jul-98  $    3000        $       0
Mitchell Vet Service, Massey, MD....................................           1      Jul-98  $    3000        $       0
K Heath DBA Vet Health, Norfolk, NE.................................           1      Jul-98  $    3000        $       0
Gill DBA, Gill VC, West Salem, IL...................................           1      Jul-98  $    3000        $       0
Bear Creek VS, Torrington, WY.......................................           1      Jul-98  $    3000        $       0
Stout DBA Farm VS, Coshocton, OH....................................           1      Jul-98  $    3000        $       0
Dr Corsiglia Plantation, Waco, TX...................................           1      Jul-98  $    3000        $       0
Dyersville VC, Dyersville, IA.......................................           1      Aug-98  $    3000        $       0
Ani Med Clinic of Quincy, Quincy, IL................................           1      Aug-98  $    3000        $       0
Van Roekel & Ass, Alva, FL..........................................           1      Aug-98  $    3000        $       0
Faulkner Cty VC, Greenbrier, AR.....................................           1      Aug-98  $    3000        $       0
Dr Lou Scott Jetmore VS, Jetmore, KS................................           1      Aug-98  $    3000        $       0
Dr Terry Coonradt Northview AH, Canton, IL..........................           1      Aug-98  $    3000        $       0
Country Road VS, Apple Creek, OH....................................           1      Aug-98  $    3000        $       0
Dr K Lacy DBA Starr VS, Miltonvale, KS..............................           1      Sep-98  $    3000        $       0
Coldwater Animal Clinic, Coldwater, OH..............................           1      Sep-98  $    3000        $       0
All Creatures AH, Wauchula, FL......................................           1      Sep-98  $    3000        $       0
Dr W Lovett Jr DBA Hardee AC, Wauchula, FL..........................           1      Sep-98  $    3000        $       0
Risinger VS, Terrell, TX............................................           1      Sep-98  $    3000        $       0
Dr BC Taylor DBA Taylor VC, Houston, MO.............................           1      Sep-98  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
Dr Karen Sherman DBA Oak View AC, Pea Ridge, AR.....................           1      Sep-98  $    3000        $       0
Dr Alice Groner DBA Woodland AH, Jefferson City, MO.................           1      Sep-98  $    3000        $       0
Dairy Pharm, Chandler, AZ...........................................           1      Sep-98  $    3000        $       0
Vet Specialities Inc DBA Outback AH, Polk City, FL..................           1      Sep-98  $    3000        $       0
Dr Ben Mays, Clinton, AR............................................           1      Oct-98  $    3000        $       0
Dr Joe E Dawson, Quitman, TX........................................           1      Oct-98  $    3000        $       0
Wasbasha V/S, Wabasha, MN...........................................           1      Oct-98  $    3000        $       0
Dr Mark Roozen, Roozen VH, Millersburg, KY..........................           1      Oct-98  $    3000        $       0
Dr Gary T Old DBA Boulevard SA Clinic, Texarkana, AR................           1      Oct-98  $    3000        $       0
Stockmans VC, North Platte, NE......................................           1      Nov-98  $    3000        $       0
Town & Country VH, Winona, MN.......................................           1      Nov-98  $    3000        $       0
The Animal Hospital, Plainville, KS.................................           1      Nov-98  $    3000        $       0
Morningside Veterinary Hospital, Sioux City, IA.....................           1      Dec-98  $    3000        $       0
Kyle Animal Clinic PC, Carthage, TX.................................           1      Dec-98  $    3000        $       0
Dr Warner, Meredith Warner AC, Lewisburg, TN........................           1      Dec-98  $    3000        $       0
Dr Mandel, Mandel VH, Wickliffe, OH.................................           1      Dec-98  $    3000        $       0
Dr George Copeland, Clinton, SC.....................................           1      Dec-98  $    3000        $       0
Gateway Equine Veterinary Clinic, Wentzville, MO....................           1      Dec-98  $    3000        $       0
Dr Richter, Cayuga Bovine Service, Auburn, NY.......................           1      Dec-98  $    3000        $       0
Suburban AH, Fort Myers, FL.........................................           1      Dec-98  $    3000        $       0
Dr Chalfant, Great Plains VS, Hinton, OK............................           1      Dec-98  $    3000        $       0
Portland VC, Portland, IN...........................................           1      Dec-98  $    3000        $       0
Swine Service Unlimited Inc, Morris, MN.............................           1      Dec-98  $    3000        $       0
Dr Lenington, Bluestem VC, Cedar Vale, KS...........................           1      Dec-98  $    3000        $       0
The Barkemeyer Co PC, Helena, MT....................................           1      Dec-98  $    3000        $       0
Verona Pet Hospital, Verona, PA.....................................           1      Jan-99  $    3000        $       0
Lyne Enterprises Inc, Chester, VA...................................           1      Jan-99  $    3000        $       0
L-W Veterinary Asc, Washington, IA..................................           1      Jan-99  $    3000        $       0
K Wade DVM DBA Appalachian AH, Piney Flats, TN......................           1      Jan-99  $    3000        $       0
K Gochenor DVM DBA Ani House Mobl VC, Logan, IA.....................           1      Jan-99  $    3000        $       0
K Kackley DVM DBA Mt Sterling VC, Mt Sterling, IL...................           1      Jan-99  $    3000        $       0
J McMahon Woodward DBA Kings Park VH, Springfield, VA...............           1      Jan-99  $    3000        $       0
Riverdale VC, Muscoda, WI...........................................           1      Jan-99  $    3000        $       0
W Armon DBA High Ridge Animal Hospital, High Ridge, MO..............           1      Feb-99  $    3000        $       0
Wiggins Animal Hospital, Springdale, AR.............................           1      Feb-99  $    3000        $       0
Stevens Point Animal Hospital, Stevens Point, WI....................           1      Feb-99  $    3000        $       0
Argyle Veterinary Service, Argyle, WI...............................           1      Feb-99  $    3000        $       0
All Creatures Veterinary Clinic, Omaha, NE..........................           1      Mar-99  $    3000        $       0
Nolan Rubin DVM dba Montrose Ani Health, Fairfax, VA................           1      Mar-99  $    3000        $       0
Janet Hill DVM dba West Lake AH, Springfield, IL....................           1      Mar-99  $    3000        $       0
John Niebruegge DVM dba Kirksville SA Hosp, Kirksville, MO..........           1      Mar-99  $    3000        $       0
Valley Veterinary Clinic, Rock Valley, IA...........................           1      Mar-99  $    3000        $       0
5th Ave AH, Lebanon, PA.............................................           1      Mar-99  $    3000        $       0
John Weiner DVM dba Dairy Performance, Elkland, PA..................           1      Mar-99  $    3000        $       0
Falls Church Animal Hospital, Falls Church, VA......................           1      Mar-99  $    3000        $       0
Kentwood Veterinary Clinic, Kentwood, LA............................           1      Mar-99  $    3000        $       0

                                                                                                             DISCOUNTS OR
TITLE(1)                                                                  AMT        DATE       PRICE         COMMISSIONS
--------------------------------------------------------------------     -----     ---------  ---------  ---------------------
DG Jennings DVM dba Lawrenceburg AH, Lawrenceburg, TN...............           1      Mar-99  $    3000        $       0
Renee Nodine VMD, Jonestown, PA.....................................           1      Mar-99  $    3000        $       0
Carolyn Woodruff DVM dba Knife River VC, Beulah, ND.................           1      Mar-99  $    3000        $       0
Matthew Stolzenburg DVM dba Cloud County VC, Concordia, KS..........           1      Mar-99  $    3000        $       0
All Creatures VS, Big Timber, MT....................................           1      Apr-99  $    3000        $       0
Dr Lias Interstate VC, Brandon, SD..................................           1      Apr-99  $    3000        $       0
Blaine County VS, Chinook, MT.......................................           1      Apr-99  $    3000        $       0
Odon VC, Odon, IN...................................................           1      Apr-99  $    3000        $       0
Ellis VC, Ellis, KS.................................................           1      Apr-99  $    3000        $       0
Panhandle VC, Chadron, NE...........................................           1      Apr-99  $    3000        $       0
Dr Causey Citrus AC, Lake Placid, FL................................           1      Apr-99  $    3000        $       0
North Main AH, O'Fallon, MO.........................................           1      Apr-99  $    3000        $       0
Dr Stephanie Benner, Sellersville, PA...............................           1      Apr-99  $    3000        $       0
Livestock Veterinary Services, Kinston, NC..........................           1      May-99  $    3000        $       0
Dr RL Kutter, Wichita, KS...........................................           1      May-99  $    3000        $       0
Dr Dixson DBA Tri-State Vet Serv & Supply, Atwood, KS...............           1      May-99  $    3000        $       0
Sugarcreek VC, Sugarcreek, OH.......................................           1      May-99  $    3000        $       0
Rockwall Equine Center, Terrell, TX.................................           1      May-99  $    3000        $       0
Burr Oak VS, Fremont, WI............................................           1      May-99  $    3000        $       0
Hermann, Ott VC, Lakeville, MN......................................           1      May-99  $    3000        $       0
Caring Hands Animal Hospital, Centrevile, VA........................           1      May-99  $    3000        $       0
Harlowton VC, Harlowton, MT.........................................           1      May-99  $    3000        $       0
Dr Cotterill DBA Cherryvale VC, Cherryvale, KS......................           1      May-99  $    3000        $       0
Dr Callaway DBA The Pet Clinic, Athens, TN..........................           1      May-99  $    3000        $       0
Dr Garrity DBA Bluff City VS, Natchez, MS...........................           1      May-99  $    3000        $       0
Dr King DBA Red Barn VC, Columbia, KY...............................           1      May-99  $    3000        $       0
Amite AC, Amite, LA.................................................           1     June-99  $    3000        $       0
Dr Salava DBA Salava VC, Clay Center, KS............................           1     June-99  $    3000        $       0
Jacksonville Vet Hospital, Phoenix, MD..............................           1     June-99  $    3000        $       0
Hansford County VH, Spearman, TX....................................           1     June-99  $    3000        $       0
William Crank, Henderson, WV........................................           1     June-99  $    3000        $       0
Dr Cain DBA Central Nebraska VS, Broken B...........................           1     June-99  $    3000        $       0
Dr. Woolsey DBA Greene County Veterinary M..........................           1     June-99  $    3000        $       0
Animal House VC, Clarksville, TN....................................           1     June-99  $    3000        $       0
Dr Randall Baker, Lewisburg, TN.....................................           1     June-99  $    3000        $       0
Wittenberg VC, Wittenberg, WI.......................................           1     June-99  $    3000        $       0
Dr Taylor-Keilholz DBA Osage Reginal VC, Li.........................           1     June-99  $    3000        $       0
Large Animal Services, Greeneville, TN..............................           1     June-99  $    3000        $       0
Heartland VC, Harrisonburg, VA......................................           1     June-99  $    3000        $       0
Laketown Animal Hospital, Springfield, IL...........................           1     June-99  $    3000        $       0
Stow Kent Animal Hospital, Kent, OH.................................           1     June-99  $    3000        $       0
Rolling Hills Veterinary Services, Cascade, IA......................           1     June-99  $    3000        $       0
Dr Westbrook DBA Westbrook AC, Little Rock..........................           1     June-99  $    3000        $       0

------------------------

(1) All sales were exempt from registration pursuant to a No-Action Letter issued by the Securities and Exchange Commission on July 12, 1996 (enclosed as Exhibit 99.1 to this Registration Statement).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       3.1     Articles of Incorporation of Professional Veterinary Products, Ltd.(1)

       3.2     Bylaws of Professional Veterinary Products, Ltd.(1)

       4.1     Certificate of Professional Veterinary Products, Ltd.(1)

       4.2     Article V of the Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.1 above)

       4.3     Article II of the Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.2 above)

       5.1     Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim(2)

      10.1     Warranty Deed for real estate at 10100 J Street, Omaha, Nebraska from Professional Veterinary
                 Products, Ltd. to Duane E. and Barbara G. Miller(1)

      10.2     Warranty Deed for real estate at 10077 South 134(th) Street, Omaha, Nebraska from Hilltop Industrial
                 Park to Professional Veterinary Products, Ltd.(1)

      10.3     Lease of building located at 10100 J Street, Omaha, Nebraska between Professional Veterinary
                 Products, Ltd. and Duane E. and Barbara G. Miller(1)

      10.4     Construction Agreement for building at 10077 South 134(th) Street, Omaha, Nebraska between
                 Professional Veterinary Products, Ltd. and Mudra Construction, Ltd.(1)

      10.5     Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer Corporation(1)*

      10.6     Sales Agency Agreement between Professional Veterinary Products, Ltd. and Merial LLC(1)*

      10.7     Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the Animal
                 Health Group of Pfizer, Inc.(1)*

      10.8     Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and Schering-Plough
                 Animal Health Corporation(1)*

      10.9     Distributor Agreement between Professional Veterinary Products, Ltd. and The Upjohn Company(1)*

      10.10    Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal Health(1)

      11.1     Statement re Computation of Per Share Earnings(1)

      12.1     Statement re Computation of Ratios(1)

      15.1     Letter re Unaudited Interim Financial Information(1)

      23.1     Consent of Marvin E. Jewell & Co., P.C.(1)

      23.2     Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim (included in Exhibit 5.1 above)(2)

      24.1     Power of Attorney executed by Michael Whitehair(1)

      24.2     Power of Attorney executed by Russ Weston(1)

      24.3     Power of Attorney executed by Timothy Trayer(1)

      24.4     Power of Attorney executed by Kenneth Liska(1)

 EXHIBIT NO.   DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
      24.5     Power of Attorney executed by Wayne Rychnovsky(1)

      24.6     Power of Attorney executed by Raymond Ebert II(1)

      24.7     Power of Attorney executed by Mark Basinger(1)

      24.8     Power of Attorney executed by Fred Garrison(1)

      27.1     Financial Data Schedule (1)

      99.1     No Action letter issued by Securities and Exchange Commission on July 12, 1996(1)

------------------------

(1) Filed herewith.

(2) To be filed by amendment.

(*) Portions of this exhibit have been redacted pursuant to a request for confidential treatment which is currently being reviewed by the Securities and Exchange Commission.

ITEM 17. UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on this 20th day of August, 1999.

                                PROFESSIONAL VETERINARY PRODUCTS, LTD.

                                By:             /s/ LIONEL L. REILLY
                                     -----------------------------------------
                                                  Lionel L. Reilly
                                                     PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities of Professional Veterinary Products, Ltd. on the 20th day of August, 1999.

          SIGNATURE             CAPACITY
------------------------------  --------------------------

     /s/ LIONEL L. REILLY
------------------------------  President
       Lionel L. Reilly

    /s/ NEAL B. SODERQUIST
------------------------------  Chief Financial Officer
      Neal B. Soderquist

     /s/ MARK A. BASINGER
------------------------------  Director
       Mark A. Basinger

   /s/ RAYMOND C. EBERT II
------------------------------  Director
     Raymond C. Ebert II

     /s/ FRED G. GARRISON
------------------------------  Director
       Fred G. Garrison

     /s/ KENNETH R. LISKA
------------------------------  Director
       Kenneth R. Liska

          SIGNATURE             CAPACITY
------------------------------  --------------------------

   /s/ WAYNE E. RYCHNOVSKY
------------------------------  Director
     Wayne E. Rychnovsky

    /s/ TIMOTHY P. TRAYER
------------------------------  Director
      Timothy P. Trayer

      /s/ RUSS R. WESTON
------------------------------  Director
        Russ R. Weston

   /s/ MICHAEL L. WHITEHAIR
------------------------------  Director
     Michael L. Whitehair

                                 EXHIBIT INDEX

 EXHIBIT NO.   DESCRIPTION                                                                                           PAGE
-------------  ----------------------------------------------------------------------------------------------  -----------
       3.1     Articles of Incorporation of Professional Veterinary Products, Ltd.(1)........................
       3.2     Bylaws of Professional Veterinary Products, Ltd.(1)...........................................
       4.1     Certificate of Professional Veterinary Products, Ltd.(1)......................................
       4.2     Article V of the Articles of Incorporation of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.1 above)........................................................................................
       4.3     Article II of the Bylaws of Professional Veterinary Products, Ltd., which defines the rights of holders of the securities being registered (included in Exhibit 3.2 above).................
       5.1     Form of Opinion of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim(2).....................
      10.1     Warranty Deed for real estate at 10100 J Street, Omaha, Nebraska from Professional Veterinary
               Products, Ltd. to Duane E. and Barbara G. Miller(1)...........................................
      10.2     Warranty Deed for real estate at 10077 South 134th Street, Omaha, Nebraska from Hilltop
               Industrial Park to Professional Veterinary Products, Ltd.(1)..................................
      10.3     Lease of building located at 10100 J Street, Omaha, Nebraska between Professional Veterinary
               Products, Ltd. and Duane E. and Barbara G. Miller(1)..........................................
      10.4     Construction Agreement for building at 10077 South 134th Street, Omaha, Nebraska between
               Professional Veterinary Products, Ltd. and Mudra Construction, Ltd.(1)........................
      10.5     Sales Agency Agreement between Professional Veterinary Products, Ltd. and Bayer
               Corporation(1).*..............................................................................
      10.6     Sales Agency Agreement between Professional Veterinary Products, Ltd. and Merial LLC(1).*.....
      10.7     Select Distributors Marketing Agreement between Professional Veterinary Products, Ltd. and the
               Animal Health Group of Pfizer, Inc.(1).*......................................................
      10.8     Supply and Distribution Agreement between Professional Veterinary Products, Ltd. and
               Schering-Plough Animal Health Corporation(1).*................................................
      10.9     Distributor Agreement between Professional Veterinary Products, Ltd. and The Upjohn
               Company(1).*..................................................................................
      10.10    Distribution Agreement between Professional Veterinary Products, Ltd. and Fort Dodge Animal
               Health(1).....................................................................................
      11.1     Statement re Computation of Per Share Earnings(1).............................................
      12.1     Statement re Computation of Ratios(1).........................................................
      15.1     Letter re Unaudited Interim Financial Information(1)..........................................
      23.1     Consent of Marvin E. Jewell & Co., P.C.(1)....................................................
      23.2     Form of consent of Baird, Holm, McEachen, Pedersen, Hamann & Strasheim (included in Exhibit
               5.1 above)(2).................................................................................
      24.1     Power of Attorney executed by Michael Whitehair(1)............................................
      24.2     Power of Attorney executed by Russ Weston(1)..................................................
      24.3     Power of Attorney executed by Timothy Trayer(1)...............................................
      24.4     Power of Attorney executed by Kenneth Liska(1)................................................
      24.5     Power of Attorney executed by Wayne Rychnovsky(1).............................................
      24.6     Power of Attorney executed by Raymond Ebert II(1).............................................
      24.7     Power of Attorney executed by Mark Basinger(1)................................................
      24.8     Power of Attorney executed by Fred Garrison(1)................................................
      27.1     Financial Data Schedule(1)....................................................................
      99.1     No Action letter issued by Securities and Exchange Commission on July 12, 1996(1).............

------------------------
(1) Filed herewith.

(2) To be filed by amendment.

(*) Portions of this exhibit have been redacted pursuant to a request for confidential treatment which is currently being reviewed by the Securities and Exchange Commission.